Exhibit 10.1

DECEMBER 12, 2012

TECHNOLOGY TRANSFER AGREEMENT

By and Between

DOMAIN RUSSIA INVESTMENTS LIMITED

And

LITHERA, INC.

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TECHNOLOGY TRANSFER AGREEMENT

THIS TECHNOLOGY TRANSFER AGREEMENT (the “Agreement”) is dated as of December 12, 2012 (the “Effective Date”), by and between Domain Russia Investments Limited, a private limited company incorporated and existing under the laws of England and Wales with registration number 7899075, having its registered office at The Broadgate Tower, Third Floor, 20 Primrose Street, London EC2A 2RS, United Kingdom (“DRI”), and Lithera, Inc., a corporation organized under the laws of the State of Delaware, and having its place of business at 9191 Towne Center Drive, Ste. 400, San Diego, California, 92122 USA (“Company”). DRI and the Company may each be referred to herein as a “Party” or, collectively, as “Parties.”

RECITALS:

WHEREAS, the Company is a development-stage company engaged in the discovery and development of certain Product(s) (defined below), including the Covered Products (defined below).

WHEREAS, the Company, on the one hand, and one or more funds affiliated with DRI and certain other investors, including RMI Investments, S.á r.l., a private limited liability company organized under the laws of Luxemburg, 17 Rue Des Jardiniers L-1835 Luxemburg (“RMI”), and certain other investors (collectively, the “Investors”), on the other hand, have entered into a Stock Purchase Agreement dated as of December 10, 2012 (the “Stock Purchase Agreement”), pursuant to which Company will issue and sell, and the Investors will purchase, shares of capital stock of Company (the “Investment”);

WHEREAS, in connection with the Investment and the other transactions relating thereto, DRI desires to acquire exclusive rights from the Company in order to grant these exclusive rights by assignment to NovaMedica (defined below) to Develop and Commercialize Covered Products throughout the Territory (defined below).

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following capitalized terms used in the Agreement its appended Schedules shall have the following meanings:

1.1	“Acquirer” means, in a Change of Control (as defined below) with respect to Company, NovaMedica or a Permitted Transferee, the acquiring entity in such Change of Control.

1.2

“Affiliate” shall mean, in relation to any Party or Permitted Transferee, any Person who directly or indirectly controls, is controlled by, or is under common control with, such Party or Permitted Transferee. For purposes of this definition of Affiliate, “control” means: (a) ownership of more than fifty percent (50%) of the voting rights, shares or other equity interest of the applicable entity; and/or (b) the power to direct or cause direction of all aspects of the management and policies of the applicable entity (directly or indirectly, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Notwithstanding the foregoing, neither DRI nor

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RMI shall be deemed to be an Affiliate of NovaMedica unless otherwise expressly indicated in the applicable provision of the Agreement.

1.3	“Ancillary Agreements” means the other written agreements between Company and NovaMedica contemplated by and referenced in this Agreement, including the Assignment and Assumption Agreement, the Clinical Development and Collaboration Agreement, the Commercial and Clinical Supply Agreements, and the Pharmacovigilance Agreement.

1.4	“Assigned IP” means the Assigned Patents and Company Marks. The Assigned IP as of the Effective Date are listed in Schedule 1.1 attached hereto.

1.5	“Assigned Patents” means (a) Existing Patents; and (b) Company Improvement Patents that (i) the Company has the right to assign and (ii) that specifically claims a Covered Product and/or Compound. For clarity, the Parties agree and acknowledge that the Company shall assign to Transferee the Company Improvement Patents that it has the right to assign.

1.6	“Assignment” has the meaning defined in Section 2.5 (a), below.

1.7	“Assignment and Assumption Agreement” means that certain written agreement among Company, DRI and NovaMedica pursuant to which DRI assigns all rights and obligations under this Agreement to NovaMedica.

1.8	“Assignment and Contribution Agreement” means that certain written agreement between DRI and NovaMedica pursuant to which DRI contribute all Licensed IP and Assigned IP under this Agreement into the charter capital of NovaMedica.

1.9	“Change of Control” means (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of a Party’s assets; or (b) a merger or consolidation in which a Party is not the surviving corporation or in which, if a Party is the surviving corporation, the shareholders of such Party immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, own stock or other securities of the Party that possess a majority of the voting power of all of the Party’s outstanding stock and other securities and the power to elect a majority of the members of the Party’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for a Party’s stock or the issuance, sale, or exchange of stock of a Party) if the shareholders of such Party immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own, directly or indirectly through a parent, stock or other securities of the Party that possess a majority of the voting power of all of the Party’s outstanding stock and other securities and the power to elect a majority of the members of the Party’s board of directors; provided, however, that a Change of Control excludes (A) any transaction (or series of related transactions) in which the pre-transaction shareholders of the applicable Party own more than 50% of the outstanding capital stock or equity interests of the surviving or acquiring entity or its parent, and (B) bona fide equity financings of Company by financial investors.

1.10	“Clinical Development and Collaboration Agreement” means that certain written agreement between the Company and Transferee for cooperation in clinical trials and other Development activities related to the Covered Products, as set forth in Section 3.1 and Article 5, below.

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1.11	“Clinical Trial” means a clinical trial, investigation, or study in human subjects that has been approved by a Regulatory Authority and is designed to measure the safety and/or efficacy of a Covered Product in humans.

1.12	“Commercialization” or “Commercialize” means any and all activities that relate to the Manufacture, packaging, marketing, promoting, distributing, importing, sale, offering for sale, and selling, having sold, or use of Covered Products, including interacting with any Regulatory Authorities in any country in the Territory regarding the foregoing. Commercialization shall also include Phase IV Studies.

1.13	“Commercially Reasonable Efforts” means, (a) with respect to the efforts to be expended by any Party with respect to any objective, such reasonable, diligent, and good faith efforts not less than a company similar to such Party would devote to accomplish a similar objective under similar circumstances, and (b) with respect to any objective relating to Development or Commercialization of a Covered Product by Transferee (and/or a Permitted Transferee), the application by Transferee (or Permitted Transferee), consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of effort a company similar to Transferee (or Permitted Transferee, as the case may be) would devote to a product at a similar stage in its product life as the Covered Product and having profit potential and strategic value comparable to that of the Covered Product, taking into account the following factors: scientific, development, technical, commercial, and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in therapeutic area safety and efficacy of a subject product, and the strength of its proprietary position, all based on conditions then prevailing. Commercially Reasonable Efforts will not mean that Transferee, alone or through one or more Permitted Transferees, commits that it will actually accomplish the applicable task.

1.14	“Company Improvement Know-How” means Know-How owned or/and Controlled by the Company or its Affiliates that is generated after the Effective Date and during the Improvement Period and that is necessary and/or Useful for the Development and/or Commercialization of Covered Products in the Field in the Territory. Notwithstanding the foregoing, Company Improvement Know-How shall not include Third Party Know-How.

1.15	“Company Improvement Patents” means Patent Rights in the Territory owned and/or Controlled by the Company or its Affiliates and/or filed by the Company after the Effective Date and during the Improvement Period and that are necessary and/or Useful for the Development or Commercialization of Covered Products in the Field in the Territory. Notwithstanding the foregoing, Company Improvement Patents shall not include Third Party Patents.

1.16	“Company Indemnitee(s)” shall have the meaning set forth in Section 10.1, below.

1.17	“Company IP” means Company Patents, Company Know-How, and Company Marks.

1.18	“Company Know-How” means (i) the Existing Know-How; (ii) the Company Improvement Know-How, and (iii) Third Party Know-How.

1.19	“Company Manufacturer” has the meaning defined in Section 3.4(c), hereto.

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1.20	“Company Marks” means all Marks that are Controlled by the Company and used or, or expected to be used, in connection with a Covered Product in the Territory (other than Marks that include, in whole or in part, any corporate names or logos of the Company or its Affiliates).

1.21	“Company Materials” mean all Materials contained within the Company IP.

1.22	“Company Patents” means any (i) the Existing Patents, (ii) Company Improvement Patents; (iii) any Third Party Patents.

1.23	“Competing Product” means, with respect to a Covered Product, any product designed and intended for use in and for the Field and approved in the Territory for the same indication as the Covered Product.

1.24	“Compound” means salmeterol xinafoate, also known as (RS)-2-(hydroxymethyl)-4-[1-hydroxy-2-[6-(4-phenylbutoxy)hexylamino]ethyl-]-phenol, the chemical structure of which is described in Schedule 1.3 hereto, as well as its physiologically acceptable salts and/or solvates, in any formulation.

1.25	“Confidential Information” of a Party means such Party’s confidential information relating to its business, operations and products, including but not limited to, any technical information, formulae, processes, techniques, preclinical information, toxicology information, clinical, non-clinical, or pre-clinical information, regulatory information, Manufacturing information, formulation information, packaging information, dosing information, dose regimen information, target patient information, marketing information, sales information, pricing information, reimbursement information, Know-How, trade secrets, or inventions (whether patentable or not) that is disclosed to or learned by the other Party in connection with this Agreement. All non-public Company Know-How shall be deemed Confidential Information of Company.

1.26	“Control” or “Controlled” means, with respect to any Intellectual Property Right, that the Party, or any of its Affiliates has the power and legal authority to assign or grant a license or sublicense to such right, item, or Materials (and additionally, in the case of Materials, has the right to transfer such Materials to the other Party) as provided for in this Agreement.

1.27	“Cover”, “Covering”, or “Covered” means, with respect to a Covered Product, that the Manufacture, importing, using, selling, or offering for sale of such Covered Product would, but for ownership of, or a license granted under this Agreement to the relevant Patent Rights, infringe or be within the scope of a Valid Claim of the relevant Patent Rights in the country in which the activity occurs.

1.28	“Covered Product” means any pharmaceutical product (including, without limitation, any diagnostic product) (a) that is developed or commercialized by Company or its Affiliates during the Term, (b) containing or comprising as an active ingredient any beta-adrenergic receptor agonist that was developed or being marketed or is under development as of the Effective Date, and (c) designed and intended for use in and for the Field, whether or not combined with other compounds.

1.29	“Cure Period” has the meaning defined in Section 11.3(b), below.

1.30	“Defending Party” has the meaning given in Section 7.3(c), below.

1.31

“Development” or “Develop” means the performance of all development activities, including any pre-clinical and clinical development activities (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation

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development, quality control development, statistical analysis, Clinical Trials, and manufacturing and regulatory activities. or any similar activities, that are useful or otherwise required to obtain Regulatory Approval of a Covered Product, including interacting with any Regulatory Authorities regarding the foregoing.

1.32	“Development Support” has the meaning defined in Section 3.4(b), below.

1.33	“Direct License” has the meaning defined in Section 2.6(d), below.

1.34	“Disclosing Party” has the meaning defined in Section 8.1, below.

1.35	“EMA” means the European Medicines Agency or any successor agency.

1.36	“Enforcement Action” has the meaning given in Section 7.2(a), below.

1.37	“Existing Know-How” means the Know-How Controlled by Company as of the Effective Date that is necessary and useful for the Development or Commercialization of Covered Products in the Field in the Territory including without limitation the Know-How listed in Schedule 4 hereto.

1.38	“Existing Patents” means the Patent Rights set forth on Schedule 1.1 hereto as of the Effective Date.

1.39	“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.40	“Field” means any and all applications directed to localized reduction of fat in the human body, including without limitation body contouring.

1.41	“Fixed Payment” has the meaning defined in Section 6.1, hereto.

1.42	“Fundamental Breach” has the meaning defined in Section 11.3(e), below.

1.43	“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.

1.44	“IFRS” means “International Financial Reporting Standards” promulgated by the International Accounting Standards Board (or any successor international accounting standard-setting body), as the same may be updated from time to time during the Term.

1.45	“Import,” “Importing,” “Importation,” and the like mean importing the Compound and/or Covered Products into the Territory (as defined below) solely pursuant to a supply agreement or the like which is consistent with the terms of this Agreement.

1.46	“Improvement” means any improvement, alternation or modification to a Compound, a Covered Product or the Company IP that is made, conceived, reduced to practice or otherwise discovered after

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the Effective Date and during the Improvement Period of this Agreement, including methods of synthesis, Manufacture, or use, compositions, know-how, statistically significant or repeatable observations, or protocols, inactive ingredients, presentation, means of delivery, dosage, formulation, or analysis, whether or not patentable.

1.47	“Improvement Period” means the period commencing on the Effective Date and continuing until the earlier of (a) the termination of this Agreement or (b) the tenth anniversary of the first commercial sale of a Covered Product in the Territory, provided that if the first commercial sale of Covered Product in the Territory has not occurred within three (3) years of the approval of the first Covered Product by the FDA, then the Improvement Period shall terminate on the thirteenth anniversary of such FDA approval.

1.48	“IND” means an investigational new drug application filed with the FDA or the equivalent application or filing filed with any equivalent agency or Governmental Body outside the United States (including any supra-national entity such as in the European Union) for approval to commence Clinical Trials in such jurisdiction.

1.49	“Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition. For the avoidance of doubt, all variants of a single disease or condition (whether classified by severity or otherwise) shall be treated as the same Indication.

1.50	“Infringing Activities” has the meaning given in Section 7.2(a), below.

1.51	“Initiating” or “Initiate”, with respect to an Enforcement Action, has the meaning given in Section 7.2(a), below.

1.52	“Initiation” of a Clinical Trial means the first dosing of the first patient in such Clinical Trial.

1.53	“Intellectual Property” or “Intellectual Property Rights” or “IP” means, collectively, all intellectual property and similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) Patent Rights; (ii) Trademarks; (iii) Know-How and non-public business or technical information; (iv) copyrights and copyrightable works; (v) software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation; (vi) designs; (vii) domain names; and (viii) claims, causes of action, and defenses relating to the enforcement of any of the foregoing; in each of the foregoing cases (i) to (viii), including any registrations or applications to register, and renewals and extensions of, and of the foregoing with any Governmental Body in any jurisdiction.

1.54	“Joint Commercialization Committee” or “JCC” has the meaning given in Section 5.5, below.

1.55	“Joint Development Committee” or “JDC” has the meaning given in Section 5.4, below.

1.56	“Joint Steering Committee” or “JSC” has the meaning given in Section 5.3, below.

1.57

“Know-How” means any scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including, without limitation, discoveries, inventions (whether patentable or not), trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques,

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information concerning reagents and biological and other materials, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological and clinical) analytical, quality control, and stability data) dosing and target patient information, studies and procedures, and manufacturing process and development information, results and data, whether or not patentable, in each of the foregoing cases to the extent not claimed or disclosed in a patent. “Know How” shall include proprietary reagents and biological and other materials (including without limitation Materials) but excludes Patent Rights.

1.58	“Knowledge” means, with respect to a matter that is the subject of a given representation, or warranty, the knowledge, information, or belief that any officer, director, or such other employee of a Party who would reasonably be expected to have knowledge of the matter in question, has, or should reasonably be expected to have, with respect to the relevant subject matter. “Knowingly” means with Knowledge.

1.59	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances, and other pronouncements having the binding effect of law of any Governmental Body.

1.60	“Licensed IP” means all Company IP other than Assigned IP, including the Company IP indicated in Schedule 1.2, hereto.

1.61	“Manufacture” or “Manufacturing” shall mean all activities related to the manufacturing of a Compound or Covered Product, or any ingredient thereof, including, but not limited to, test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, and regulatory activities related to all of the foregoing.

1.62	“Marks” means trademarks, trade names, service marks, logos, trade dress, labeling, packaging, and similar rights.

1.63	“Materials” means assays, test reagents and similar experimental (e.g., non-GMP) chemical, biological, or physical materials.

1.64	“NDA” means a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR.§ 314.3, et seq, a Biologics License Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR § 601, and any equivalent application filed (i) in any country outside of the Territory by or on behalf the Company or its successor or licensee or (ii) in any country within the Territory by or on behalf of Transferee or a Permitted Transferee, together, in each case, with all additions, deletions or supplements thereto.

1.65	“NDA Acceptance” means the receipt of notice from the relevant Regulatory Authority that an NDA for the Covered Product has met all the criteria for filing acceptance.

1.66	“NovaMedica” refers to that certain entity incorporated in Russia as NovaMedica LLC, a limited liability company organized under the laws of the Russian Federation with an address 107113, bldg. 38, Sokolnichesky Val Street, Moscow, Russian Federation.

1.67	“Out-of-Pocket Expenses” means direct documented reasonable expenses actually paid by the Company to any Third Party which is either (i) not an Affiliate of the Company, or (ii) is an Affiliate

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of the Company where such payment is limited to reimbursing such Affiliate for expenses actually paid by such Affiliate to a Third Party which is not an Affiliate.

1.68	“Patent Right” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension, or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, request for continued examination, substitute, or provisional application thereof; (c) all pending or issued counterparts or foreign equivalents of any of the foregoing; (d) a patent application in preparation; and/or (e) any similar rights in any country or other jurisdiction within the Territory.

1.69	“Permitted Transferee” means a licensee or sublicensee of NovaMedica (or any other assignee of this Agreement) of any the rights and licenses under this Agreement.

1.70	“Person” means any natural person, corporation, limited liability company, firm, business trust, joint venture, association, organization, company, partnership, or other business entity, or any government or agency or political subdivision thereof.

1.71	“Pharmacovigilance Agreement” means an agreement for the Company to provide pharmacovigilance support services relating to the use of the Covered Products in the Territory, as set forth in Section 3.1, below.

1.72	“Prosecution and Maintenance” or “Prosecute and Maintain” means, (i) with regard to a Patent Right, the preparing, filing, prosecuting, and maintenance of a patent or patent application, as well as re-examinations, reissues, requests for patent term extensions and the like, together with the conduct of interferences, the initiation and defense of oppositions and other similar proceedings with respect to the particular patent or patent application; (ii) with regard to a Trademark, the preparing, filing, prosecuting, and maintenance of a trademark registration or application for registration, as well as the initiation and defense of oppositions and other similar proceedings with respect to a trademark registration or application for registration; and “Prosecute and Maintain” shall have the correlative meaning.

1.73	“Receiving Party” has the meaning defined in Section 8.1, below.

1.74	“Regulatory Authority” means (a) the FDA, (b) the EMA or the European Commission, (c) any successor or equivalent of the foregoing; or (d) any regulatory body with regulatory authority or oversight over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world, or whose review or approval is necessary for exercise of any rights granted hereunder.

1.75	“Regulatory Approval” means, with respect to a particular Covered Product, any and all approvals, licenses, registrations, or authorizations of a relevant Regulatory Authority (including price approvals) necessary for the Development, Manufacture, and/or Commercialization of such Covered Product in a particular country or jurisdiction. For the avoidance of doubt, Regulatory Approval in the United States shall be deemed to occur upon approval of the applicable NDA (as defined above) in the United States, and shall not be construed to require a determination or approval of reimbursements of any type.

1.76	“Reimbursable Costs” means reasonable documented actual direct employee costs incurred by Company, in addition to Out-of Pocket Expenses.

1.77	“Rospatent” shall have the meaning set forth in Section 2.5(e), below.

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1.78	“Supply Agreement” means an agreement for the Company to manufacture (or cause to be manufactured) and supply and sell the Compound and/or Covered Products to NovaMedica, and/or any Permitted Transferee in the Territory, as set forth in Section 3.5, below.

1.79	“Term” shall have the meaning set forth in Section 11.1, below.

1.80	“Termination Notice” shall have the meaning set forth in Section 11.3(c), below.

1.81	“Territory” means all countries listed in Schedule 3, hereto.

1.82	“Third Party” means any Person other than Company, DRI, NovaMedica, and Affiliate of either Company, DRI, or NovaMedica.

1.83	“Third Party Action” has the meaning given in Section 7.3(a), below.

1.84	“Third Party IP” means Third Party Patents and Third Party Know-How.

1.85	“Third Party Agreements” shall mean any agreements entered into during the Term between Company and any Third Party pursuant to which the Company acquires rights under any Third Party IP.

1.86	“Third Party Know-How” means Know-How Controlled by the Company or its Affiliates (a) that is licensed, sublicensed or otherwise acquired by the Company from a Third Party, or that otherwise comes into its Control, after the Effective Date and during the Improvement Period, (b) the use of which is subject to commercial milestones and/or royalties in favor of a Third Party; and (c) that is necessary or Useful for the Development or Commercialization of a Covered Products in the Field in the Territory.

1.87	“Third Party Patents” means Patent Rights Controlled by the Company or its Affiliates (a) that are licensed or sublicensed by the Company from a Third Party, or that otherwise comes into their Control, after the Effective Date and during the Improvement Period, (b) the use of which is subject to commercial milestones and royalties in favor of a Third Party; and (c) that are necessary or Useful for the Development or Commercialization of the Covered Products in the Field in the Territory.

1.88	“Trademarks” means all registered and unregistered trademarks, service marks, certification marks, trade dress, logos, trade names and corporate names, labeling, packaging, and the goodwill associated with any of the foregoing.

1.89	“Transferee” means (a) DRI, (b) upon assignment of this Agreement to NovaMedica, NovaMedica, or (c) any Third Party to whom NovaMedica may assign this Agreement in accordance with Section 13.2, below.

1.90	“Transferee Improvement Know-How” means Know-How owned or Controlled by Transferee or its Affiliates that is generated after the Effective Date and during the Improvement Period using or derived from the Company IP or a Covered Product and that is necessary for or was actually used by Transferee in the Development or Commercialization of the Covered Products in the Field outside the Territory.

1.91	“Transferee Improvement Patents” means Patent Rights outside the Territory owned or Controlled by Transferee or its Affiliates that are filed after the Effective Date and during the Improvement

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Period outside the Territory specifically claiming inventions using the Company IP and that is necessary for or were actually used by Transferee in the Development or Commercialization of the Covered Products in the Field outside the Territory.

1.92	“Transferee Indemnitee(s)” shall have the meaning set forth in Section 10.2, below.

1.93	“USD” or “$” means the lawful currency of the United States of America.

1.94	“Useful” with respect to an Improvement or other item of Intellectual Property means that such Improvement or other item of Intellectual Property was actually used by Company, or reasonably expected by Company to be used by the Company in the Development or Commercialization of any of a Covered Product in the Field.

1.95	“Valid Claim” means (a) a claim of an issued and unexpired patent in the Territory that has not lapsed or been revoked, abandoned, or held unenforceable or invalid by a final decision of a court or Governmental Body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise or (b) a claim of a pending patent application in the Territory that has not been abandoned or finally rejected without the possibility of appeal or refiling and that has been pending for less than seven (7) years from its priority date.

1.96	Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, or Schedules mean the particular Articles, Sections, or Schedules to this Agreement and references to this Agreement include all Schedules hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (i) “include” or “including” shall be construed as if followed by the words “but not limited to” or “without limitation” or words of similar import; (ii) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (iii) provisions that require that a Party, the Parties, “agree,” “consent” or “approve” or the like shall require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, written approval of minutes or otherwise; and (iv) references to any specific Law or article, section, or other division thereof shall be deemed to include then-current amendments thereto or any replacement Law thereof. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

ARTICLE 2

TRANSFER OF RIGHTS

2.1	Assigned IP.

(a)	Assigned IP. The Company hereby assigns and shall assign all of its right, title, and interest in, to, and under the Assigned IP to the Transferee.

(b)	Assistance of the Company. The Company shall assist the Transferee and any of its successors and assigns to evidence, record, and perfect any assignment made or required pursuant to this Agreement, and to apply for and from time to time assist the Transferee and/or Permitted Transferees to enforce, maintain and defend the assigned rights, including by entering into one or more Assignment and Assumption Agreements substantially in the form of Schedule 6 attached hereto.

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2.2	Grant of Rights.

(a)	Licensed IP. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Transferee an exclusive (even as to the Company), fully paid-up and royalty-free (except for the Fixed Payment, irrevocable (except as provided in Sections 11 and 2.3(c), below), assignable (in accordance with Section 13.2 below), and sublicensable (subject to the provisions of Section 2.6, below) license under the Licensed IP to Develop and Commercialize Covered Products in and for the Field and solely in the Territory.

(b)	Use outside the Territory. Notwithstanding the limitation of the license in Section 2.2(a), above, to the Territory, the Transferee shall have the right to import or export Covered Products outside of the Territory in each case solely in connection with (i) noncommercial, nonclinical research conducted in universities or academic research institutions, (ii) clinical trials pursuant to the Parties’ rights and obligations under the Clinical Development and Collaboration Agreement, or (iii) otherwise obtaining a supply of Covered Products for the exercise of the Transferee’s rights pursuant to this Agreement, including the Development and Commercialization of Covered Products in the Territory. For clarity, it is understood that the Transferee’s exercise of the rights granted to it under subsections (i) and (ii) of this Section 2.2(b) shall be subject to the oversight of the JDC and that Transferee’s exercise of the rights granted to it under subsections (iii) of this Section 2.2(b) shall be subject to the oversight of the JSC.

(c)	Rights in Improvements.

(i)	All Company IP except for Assigned IP shall be automatically included within the Licensed IP. All Assigned IP shall be promptly assigned to the Transferee. Inclusion of any Company IP within the Licensed IP and assignment of the Assigned IP to the Transferee shall require no additional payments by the Transferee to the Company beyond the payments set forth in Article 6 below and any amounts due to Third Parties under Section 2.3 below with respect to Third Party IP.

(ii)	During the Improvement Period, Company shall provide to Transferee on a quarterly basis a written summary of all Company IP and Improvements during the preceding three (3) month period.

(iii)

Subject to the terms and conditions of this Agreement, the Transferee hereby grants to the Company an exclusive (even as to the Transferee and any Permitted Transferee), fully paid-up and royalty-free (except for any amounts due to Third Parties), irrevocable, assignable, and sublicensable license under all Transferee Improvement Know-How and Transferee Improvement Patents, to Develop and Commercialize Covered Products in and for the Field and solely outside the Territory. Notwithstanding the foregoing, to the extent that any Transferee Improvement Know-How or Transferee Improvement Patents were developed on Transferee’s behalf by a Third Party and the use of such Know-How and Patent Rights is subject to contractual obligations (including financial obligations such as payment of milestones and royalties) in favor of such Third Party developer, such Know-How and Patent Rights shall only be licensed to the Company hereunder if the Company notifies the Transferee in writing that it wishes to include such Transferee Know-How and/or Transferee Improvement Patents within the licenses granted to it under this Section 2.2(c)(iii) and agrees to be bound by the applicable terms and obligations imposed on such Patent Rights and/or Know-How by the Third Party developer of such Transferee Improvement Know-How and/or

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Transferee Improvement Patents. Transferee shall use its Commercially Reasonable Efforts to obtain such rights on Improvements from its Permitted Transferees.

(iv)	During the Improvement Period, Transferee shall provide to Company on a quarterly basis a written summary of all Transferee Improvement Know-How and Transferee Improvement Patents generated by or on behalf of Transferee during the preceding three (3) month period.

(v)	Transferee shall identify in its quarterly written summaries of new Transferee Improvement Know-How and Transferee Improvement Patents disclosed therein, and shall provide Company with a true and complete description of the terms and obligations to which Company’s use of such Patent Rights and/or Know-How would be subject, including without limitation Transferee’s allocable share of any pass-through royalties, milestones, cost reimbursements and the like owed to the Third Party developer of such Patent Rights and/or Know-How. In the event that any item of Transferee Improvement Know-How and/or Transferee Improvement Patents that Company has elected to license in accordance with the terms of Section 2.2(c)(iii) is subject to milestones, royalties or other financial obligations, the payment terms described in Section 6.4 shall apply mutatis mutandis to such payments.

(d)	Exclusive Rights.

(i)	As this Agreement conveys exclusive rights to Transferee to use the Assigned IP and Licensed IP for the Development and Commercialization of Covered Products in the Field in the Territory, it is understood and agreed that during the Term only Transferee and Permitted Transferees will be permitted to Develop and Commercialize Covered Products in the Field in the Territory, and that, during the Term, Company will not use any of the Assigned IP or Licensed IP for any Covered Products in the Field in the Territory, excepting only as is expressly authorized by this Agreement or by a written authorization signed by Transferee.

(ii)	Further, to enable Transferee to realize the intended benefits of this Agreement Company during the Improvement Period, shall not engage, directly or indirectly, in any competition within the Territory by Developing, manufacturing, selling or otherwise Commercializing any of the Competing Products in the Field during the Term. Any Acquirer or its Affiliates shall be bound by this non-competition covenant.

(iii)	To enable the Parties to realize the intended benefits of this Agreement, the Company and Transferee further agree as follows:

(A)	Neither Company nor any of its Affiliates shall develop or commercialize in the Territory, nor license or otherwise authorize or grant any right to any Third Party to develop, manufacture or commercialize in the Territory, (1) any product containing the Compound; or (2) Covered Product; and

(B)	Neither Transferee nor any of its Affiliates shall develop or commercialize outside the Territory, nor license or otherwise authorize or grant any right to any Third Party (including without limitation any Permitted Transferee) to develop or commercialize outside the Territory, Covered Product.

For avoidance of doubt, nothing in this Section 2.2(d) is intended to restrict or prohibit Company or its Affiliates from developing or commercializing any Compound or Covered Product outside the Territory or to restrict or prohibit

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Transferee or its Affiliates from Developing or Commercializing any Compound or Covered Product within the Territory and pursuant to this Agreement.

(iv)	Notwithstanding the foregoing, Section 2.2(d)(iii)(A)(1) above shall not apply to a product that was marketed solely outside the Field by an Acquirer or its Affiliates prior to a Change of Control.

2.3	Third Party IP.

(a)	Third Party IP. If, after the Effective Date and during the Improvement Period, Company licenses, sublicenses or otherwise obtains or acquires any Third Party Patent Rights or Third Party Know-How, Company shall use Commercially Reasonable Efforts to obtain Control of such Third Party IP in the Territory, provided that Company shall not be required to make any additional payments to any Third Party to obtain such Control. Without limiting the foregoing, Company shall use Commercially Reasonable Efforts to obtain from Company’s licensees outside the Territory the right to include within the Third Party Know-How the clinical data and regulatory filings generated by such licensee in their development and commercialization of Covered Products outside the Territory. If Company succeeds in obtaining Control of any such Patent Rights and/or Know-How, Company shall promptly notify Transferee to that effect and provide Transferee with a summary of the applicable Patent Rights and/or Know-How, together with a true and complete copy of the Third Party Agreement(s) pursuant to which Company has obtained rights to such Third Party IP, provided that Company shall have the right to redact from such copies portions thereof that are unrelated to the terms and obligations applicable to Transferee. Transferee may, in its sole discretion, provide written confirmation to Company that it wishes to include such Third Party IP within the Company Patents or Company Know-How and agrees to be bound by the applicable pass-through royalties, commercial milestones, applicable for the Territory patent expenses and registration re-imbursement obligations. Effective upon such confirmation, such Third Party IP will be included within the Company Patents or Company Know-How, as applicable, and shall thereafter be deemed the Licensed IP or Assigned IP as applicable for purposes of this Agreement. Thereafter, the Parties shall enter into a separate agreement to confirm the obligations of the Parties with respect to the Third Party IP, which agreement shall be subject in all material respects to terms of the Third Party Agreement pursuant to which such Third Party IP was obtained by Company. For clarity, Transferee shall under no circumstances (i) be responsible for any obligations in connection with such Third Party IP, or (ii) have any licenses or ownership rights under this Agreement with respect to such Third Party IP, unless and until Transferee provides such confirmation and enters into a separate agreement with the Company.

(b)	If Company (or any successor or any affiliate of a successor under common control of such successor) is relieved in whole or in part of any obligation under any Third Party Agreement for any reason, then to the extent such relief would have the effect of reducing Company’s obligations under such agreement with respect to the activities of Transferee or Transferee’s assignees, licensees or sublicensees, Company shall promptly so inform Transferee, and thereafter Transferee (and any Permitted Transferee) shall automatically be relieved of its corresponding obligation(s) to Company at the same extent. By way of example, in the event that Company is obligated to pay a royalty on annual worldwide sales of Covered Products by Company, its Affiliates and its sublicensees under any Third Party Agreement for Third Party IP that Transferee has elected to include within the Covered IP, then in the event that Company negotiates a reduction of the applicable royalty rate under such Third Party Agreement, Company shall pass such royalty rate reduction on to Transferee.

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(c)	If after the Effective Date Company agrees to any amendment of a Third Party Agreement that increases any obligations of Transferee under such Third Party Agreement, Transferee’s obligations under such amendment will apply only to the extent of Transferee’s obligation under the pre-amended Third Party Agreement unless and until Transferee (or a Permitted Transferee) confirms in writing its agreement to be bound by any such amendment, and Company will bear any increase in such obligations due to such amendment up until Transferee (or a Permitted Transferee) agrees in writing to be bound by such further obligation(s).

(d)	Company shall promptly notify in writing Transferee of any notice of default under, or any termination or amendment of any Third Party Agreement that would result in a material decrease in Transferee’s rights, or an increase in Transferee’s obligations, under such Third Party Agreement. Company agrees to use Commercially Reasonable Efforts to include in its Third Party Agreements with its Third Party licensors the right to have the sublicenses it grants under Third Party IP survive any termination of such Third Party Agreements, provided that should Company fail to obtain such right, Company agrees that upon Transferee’s request, Company shall introduce Transferee to the its Third Party licensors and cooperate with Transferee to facilitate the establishment of a direct license between Transferee and such Third Party licensor.

2.4	Retained Rights.

(a)	All rights not expressly granted herein are reserved by each Party.

2.5	Registration of Assignment in the Territory.

(a)	Transferee and Company shall perform all actions required to ensure that the assignment of the Assigned IP to Transferee (the “Assignment”) is approved, registered, recorded, or noticed with the applicable Governmental Bodies in each country in the Territory where such approval, registration, recordation, or notice is required, and that all other actions required under applicable Laws are taken to ensure that any such Assignment is fully effective and enforceable.

(b)	With respect to any Company Improvement Patent within the Licensed IP that (i) the Company has the right to assign and (ii) does not specifically claim Covered Products, Company shall upon Transferee’s request file in the Territory one or more divisional, continuation or continuation-in-part patent applications of such Company Improvement Patent that (i) will claim, and contain disclosure supporting claims directed to, the Covered Product(s), and (ii) will not contain any claims that would cover any product other than a Covered Product (such patent application, a “Species Specific Patent Application”). With respect to Transferee’s Prosecution and Maintenance of the Species Specific Patent Applications, Transferee and its Affiliates will not take (and shall not grant to any Third Party the right to take) any action (including by reissue or reexamination) to broaden the scope of any Species Specific Patent Applications to Cover any product or subject matter other than Covered Product(s). Any such Species Specific Patent Application shall be included within the Assigned IP and promptly assigned to Transferee.

(c)	Transferee and Company and DRI shall each use all reasonable efforts to ensure that assignment to NovaMedica all of the Existing Patents is completed as soon as practicable but not later than ninety (90) calendar days of the Effective Date of this Agreement

(d)	Company during the Improvement Period upon the Transferee’s reasonable request shall file applications to issue and/or register Company Patents with the relevant Governmental Bodies in the Territory and shall promptly assign Assigned IP pursuant to this Section 2.5.

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(e)	Without limiting the foregoing, Company shall submit an application for registration of each Assignment to the Russian Federation with the Russian Federal Service for Intellectual Property, Patents and Trademarks (“Rospatent”) (with respect to any Assigned Patents requiring such registration under applicable Russian Law) and similar Governmental Bodies in other countries in the Territory (with respect to any Assigned Patents requiring such registration under applicable Laws of such countries) within 20 (twenty) calendar days after the Effective Date of this Agreement in the case of Assignments with respect to the Existing Patents (and within 20 (twenty) calendar days of a written request by Transferee with respect to Assignments of any other Assigned IP generated thereafter during the Improvement Period), and shall use all reasonable efforts to ensure that such registration is completed as soon as practicable. Transferee shall provide such assistance as Company may reasonably require in completing any such Assignment registration.

(f)	Upon Transferee’s request, Company shall take such reasonable acts as may be necessary to register with Rospatent and with similar Governmental Bodies in the Territory: (i) this Agreement, (ii) any Third Party Agreement pursuant to which Company has obtained rights to Third Party Patents, and (iii) any sublicense agreement that Company and Transferee may enter into pursuant to Section 2.3(a) above. Transferee shall reimburse Company for Company’s Reimbursable Costs and Out-of-Pocket Expenses incurred in registering such licenses, subject to the Company providing documented evidence of such Out-of-Pocket Expenses and Reimbursable Costs having been incurred.

2.6	Transfers by Transferee.

Transferee and any Third Party to whom this Agreement is subsequently assigned in accordance with Section 13.2 below (Transferee and each such assignee, a “Granting Party”) shall have the right to grant and authorize sublicenses in the Territory under Company IP to a Third Party, subject to the following conditions (the compliance with which shall result in such Third Party being deemed a “Permitted Transferee”):

(a)	Granting Party shall promptly (and in any event no later than thirty (30) days) inform Company of the granting of any license or sublicense of any portion of the Company IP in the Territory to any Permitted Transferee, and together with such information shall provide to Company a true and complete copy of the applicable license or sublicense agreement, provided that the Granting Party shall have the right to redact from such copies portions thereof that are unrelated to the Covered Products or are not necessary for Company to verify the consistency of the particular license or sublicense agreement with the terms and conditions of this Agreement.

(b)	Each such license or sublicense agreement shall be in writing and shall be expressly subject to, and require full compliance with, the material terms and provisions of, this Agreement, and shall name Company as an express third party beneficiary of such agreement with respect to such terms and provisions.

(c)	Each such license or sublicense with respect to the rights granted under this Agreement, above, shall be subordinate to, consistent with, and subject to the terms and conditions of this Agreement. Without limiting the foregoing, it is expressly acknowledged that any license with respect to Third Party IP shall be consistent with and subject to the terms and conditions of the Third Party agreements pursuant to which such rights were acquired.

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(d)	In the event that this Agreement is terminated by Company in response to an uncured Fundamental Breach in accordance with Section 11.3 below, any sublicense granted by a Granting Party to a Permitted Transferee that is not an Affiliate of the Granting Party shall, at the election of such Permitted Transferee, survive such termination, provided such Permitted Transferee is and has been in full compliance with the terms of its sublicense under this Agreement at the time this Agreement is terminated, and confirms to Company in writing that it shall be bound by the terms of this Agreement. If such conditions are satisfied, upon termination of this Agreement, Company shall automatically be deemed to have entered into a license agreement with such Permitted Transferee and to have granted a license under Licensed IP (a “Direct License”) directly to such Permitted Transferee. Each Direct License shall be subject to the same terms and conditions as those in such Sublicense Agreement, including but not limited to scope, sublicense territory, duration of sublicense grant, financial and diligence obligations, in each case to the extent that such sublicense agreement provisions are not in conflict with the terms of this Agreement or applicable Law. In no event shall Company (a) be liable to such Permitted Transferee for any actual or alleged breach of such sublicense agreement by the Granting Party or (b) have any obligations to such Permitted Transferee other than Company’s obligations to Transferee as set forth herein. At such Permitted Transferee’s request, Company as soon as practicable shall sign license agreement with such Permitted Transferee to memorialize the terms of the Direct License, which written agreement shall be fully consistent with this Section 2.6(d) and such sublicense agreement. Each Permitted Transferee shall be an intended third party beneficiary of this Section 2.6, to the extent such Permitted Transferee elects to receive a Direct License.

(e)	For clarity, Assigned IP may not be assigned separately from this Agreement and shall at all times be owned by the then current Transferee of this Agreement.

2.7	Retained Rights; No Implied Rights. Company expressly retains all rights with respect to the Development, Manufacture, and Commercialization of the Compound and any Covered Product for any use or Indication in any country or other political subdivision outside of the Territory, and under this Agreement does not grant, assign, or otherwise convey any right, title, or interest to Transferee with respect to the foregoing except otherwise provided in this Agreement or approved by Company in writing. Each Party acknowledges that the rights and licenses granted under this Article 2 and elsewhere in this Agreement are limited to the scope, including Field and Territory, expressly granted.

ARTICLE 3

COOPERATION; KNOWLEDGE TRANSFER; ANCILLARY AGREEMENTS

3.1	Ancillary Agreements. Company and NovaMedica shall enter into Clinical Development and Collaboration Agreement, Commercial and Clinical Supply Agreements, and Pharmacovigilance Agreement, as provided herein.

3.2	Development and Commercialization. Transferee, itself or through one or more Permitted Transferees selected by Transferee, shall have the sole authority and the exclusive right under the Company IP during the Term to Develop and Commercialize any and all Covered Products in the Field in the Territory, including the exclusive right to conduct all Clinical Trials and non-clinical studies Transferee believes appropriate to obtain Regulatory Approvals for the Covered Product in the Territory. The Parties shall enter into the Clinical Development and Collaboration Agreement as soon as practicable following the Effective Date of this Agreement, but no later than 90 (ninety) calendar days from the Effective Date

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3.3	Materials Transfer Requests. Transferee shall have the right at any time to request from Company, by notice in writing (the “Material Transfer Request”), that Company transfer Company Materials to Transferee, or an Affiliate or Permitted Transferee designated in the Material Transfer Request, for Transferee’s Development of the Covered Product(s) in the Territory. Company shall transfer Company Materials to Transferee (or a designated Affiliate or Permitted Transferee) according to such request within 20 (twenty) calendar days and subject to the payment to Company of all Out-of-Pocket Expenses incurred by Company in connection with such provision and transfer of Company Materials. For clarity, Company’s obligation to supply Transferee with Company Materials shall be limited to Company Materials then on hand at the time of such request. Additionally it is understood that Company’s supply obligations under this Section 3.3 shall be limited to reasonable experimental quantities of Company Materials, the supply of which would not interfere with Company having sufficient supplies of Company Materials on hand for use in its Development activities outside of the Territory.

3.4	Knowledge Transfer Procedures.

(a)	Upon request of Transferee following the Effective Date, Company shall promptly transfer to Transferee as soon as reasonably practicable copies of all Existing Know-How (“Initial Know-How Transfer”). Thereafter throughout the Improvement Period, Company shall promptly transfer to Transferee all Company Know-How (other than Company Materials, access to which is addressed under Section 3.3 above) acquired by Company since the previous transfer of Know-How. The Initial Know-How Transfer shall be carried out at no cost to Transferee. With respect to all subsequent transfers of Know-How, Transferee shall reimburse Company for Company’s Out-of-Pocket Expenses incurred in carrying out such transfer, subject to Company providing documented evidence of such Out-of-Pocket Expenses having been incurred.

(b)	In the event that Transferee desires to obtain support for the Development of a Covered Product, Company agrees to make its personnel that are knowledgeable of the Covered Product (or any constituent Compound), its properties, and functions, reasonably available to Transferee on reasonable advanced notice to provide up to an aggregate total of one hundred (100) hours of scientific and technical explanations, advice, and on-site support at no cost and to provide such further support as reasonably requested, subject to Transferee reimbursement of Reimbursable Costs that shall reasonably be incurred by Transferee, relating to the Development and Commercialization of the Covered Product (the foregoing activities being referred to as “Development Support”). Transferee shall reimburse Company for Company’s Reimbursable Costs and Out-of-Pocket Expenses incurred in providing Development Support, subject to Company providing documented evidence of such Out-of-Pocket Expenses and Reimbursable Costs having been incurred.

(c)	In the event that Transferee wishes to utilize the personnel of a contract manufacturer of the Company (“Company Manufacturer”) for support in connection with training, set-up, or other assistance in establishing Transferee or an in-Territory contract manufacturer’s procedures and capabilities for the manufacture or supply of Covered Products for the Territory, Company shall promptly upon Transferee’s request, use Commercially Reasonable Efforts to facilitate establishing a direct relationship between Transferee and such Company Manufacturer, and agrees to grant all consents and releases that may be required on Company’s part in connection with such engagement. Transferee shall be responsible to directly pay such Company Manufacturer for such services or shall reimburse Company for Out-of-Pocket Expenses charged to Company by the Company Manufacturer for such support.

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(d)	Transfer of Transferee Improvement Know-How to Company shall be carried with the terms in Section 3.4(a) applying mutatis mutandis to such transfers.

3.5	Manufacturing and Supply.

(a)	During the Term Transferee shall have the exclusive right within the Territory to Manufacture the Covered Products solely for Development and Commercialization of Covered Products in the Territory within the Field, itself or through one or more Affiliates or Permitted Transferees, or other Third Parties selected by Transferee.

(b)	Company shall make its personnel that are knowledgeable on the manufacture of the Compound (solely as such manufacture relates to Covered Products in the Territory) and the Covered Product reasonably available to Transferee on reasonable advanced notice to provide up to an aggregate total of one hundred (100) hours of scientific and technical explanations, advice, and on-site support at no cost and further support as reasonably requested subject to Transferee reimbursement of Reimbursable Costs, that may reasonably be incurred by Transferee, relating to the manufacture of the Covered Product (and any corresponding Compound) (“Manufacturing Support”). Transferee shall reimburse Company for Company’s Reimbursable Costs and Out-of-Pocket Expenses incurred in providing such Manufacturing Support, subject to the Company providing documented evidence of such Out-of-Pocket Expenses and Reimbursable Costs having been incurred.

(c)	Until the first commercial sale of a Covered Product within the Territory, Transferee or its Affiliates or Permitted Transferees shall have the right to purchase from Company or Company’s Third Party contract manufacturer or any other Third Party manufacturer of Covered Product and/or Compound supplies of such Compound and/or Covered Product as are then being produced by Company or Company’s Third Party contract manufacturer and any other Third Party Manufacturer, solely for purposes of, and as are reasonable and necessary for, the conduct of Clinical Trials of Covered Product in the Territory, provided that any such purchase does not reasonably interfere with Company having sufficient supplies of Compound and/or Covered Products on hand for use in Development (including the conduct of Clinical Trials) or Commercialization outside of the Territory. With respect to Compound and/or Covered Products purchased from Company, such purchases will be made from Company at ***. The Parties shall enter into the clinical supply agreement (“Development Supply Agreement”) governing such clinical supply of Covered Products as soon as practicable following the Effective Date of this Agreement, but not later than ninety (90) calendar days from the Effective Date

(d)

Transferee and Permitted Transferees operating within the Territory shall have the sole and exclusive right during the Term to Import any and all Covered Products into the Territory, and shall do so for solely for Development and Commercialization of Covered Products in the Territory. Following receipt of a reasonable written request from Transferee, Company, itself or through a Third Party contract manufacturer authorized by Company to manufacture and supply the Compound and Covered Products, shall within one hundred twenty (120) days of such request negotiate in good faith and enter into a commercial supply agreement with Transferee to produce and supply, itself or through a Third Party contract manufacturer, needed quantities of Covered Product required solely for Commercialization of Covered Products in the Territory, on commercially fair and reasonable terms (“Commercial Supply Agreement”). Such Commercial Supply Agreement negotiations shall be in good faith and on an arm’s length basis, and shall provide for the commercial supply of Compound or Covered Products on***

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*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

***. Any such Supply Agreement shall not preclude Transferee from entering into other agreements with one or more other contract manufacturers for obtaining the Covered Product for Commercialization solely within the Territory in accordance with Section 3.5(a), above.

ARTICLE 4

REGULATORY MATTERS

4.1	Regulatory Filings.

(a)	Transferee shall solely own and maintain all regulatory filings and Regulatory Approvals for the Covered Products in the Territory. It is understood and agreed that nothing herein shall preclude Transferee from referencing any IND or NDA Controlled by Company (including those filed by a Company Affiliate, successor, or licensee outside the Territory and Controlled by Company) in respect of a Covered Product Developed or Commercialized outside of the Territory, or using data therein in support of regulatory filings for Covered Products in the Territory, or from authorizing Third Parties to do so.

(b)	It is understood and agreed that under Section 3.4 above, Company shall provide Transferee copies of all regulatory filings Controlled by Company and its Affiliates with respect to Covered Products outside the Territory to the extent such regulatory filings are necessary for obtaining Regulatory Approval of the Covered Product in the Territory (“Company Regulatory Filings”). It is understood and agreed that information and data included within any Company Regulatory Filing made after the Improvement Period but during the Term shall be deemed Company Know-How for purposes of this Agreement. Transferee shall have the right to use the data therein to support Transferee’s or its Permitted Transferee’s regulatory filings for Covered Products in the Field in the Territory. Additionally, Company shall provide to Transferee under Section 3.4 copies of all regulatory filings of Company’s licensees with respect to Covered Products outside the Territory to the extent such regulatory filings constitute Third Party Know-How which Transferee has elected to include within the Licensed IP in accordance with Section 2.3(a) above (“Licensed Regulatory Filings”). Subject to the terms of the Third Party Agreements pursuant to which access to such Licensed Regulatory Filings was acquired, Transferee shall have the right to use the data therein to support Transferee’s or its Permitted Transferee’s regulatory filings for Covered Products in the Field in the Territory. Company shall provide reasonable assistance to Transferee in the preparation of and filing of any IND, IND amendment, or NDA with respect to any Covered Product in the Territory, subject to Transferee’s reimbursement of Company’s Reimbursable Costs and Out-of-Pocket Expenses. Such assistance shall include, in particular, Company (or its Affiliate, successor, or licensee outside of the Territory) providing Transferee with a complete electronic copy of all relevant documentation within the Company Regulatory Filings and/or Licensed Regulatory Filings submitted to the FDA or EMA in respect of any Clinical Trial for any Covered Product that would be necessary or useful to Transferee in preparing its own IND for a particular Covered Product for use in the Territory, and, to the extent necessary or useful, to allow Transferee to cross-reference any IND, IND amendment, or NDA within the Company Regulatory Filings and/or Licensed Regulatory Filings, whether held by Company or its Affiliate, successor, or licensee outside of the Territory. Additionally, upon Transferee’s request, Company shall make available to Transferee and/or the applicable Regulatory Authorities within the Territory all regulatory information under Company’s Control that is requested by Regulatory Authorities in the Territory in connection with their evaluation of any IND, IND amendment, or NDA for Covered Product filed by Transferee in the Territory or the Development and/or Commercialization of any Covered Product.

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*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

(c)	Transferee shall provide Company with complete electronic copies of filings (including serial submissions) submitted to a Regulatory Authority in the Territory in respect of Development or Commercialization of any Covered Product, and Company shall have the right to use data generated by Transferee (or its Permitted Transferee(s)) in support of Development and Commercialization (including use in regulatory filings) of Covered Products for any Indication outside of the Territory and to cross-reference (and to allow its Affiliates and licensees to cross-reference) any such regulatory filings in connection with the preparation of regulatory filing for Covered Products for any Indication outside of the Territory.

4.2	Communications with Authorities. Transferee (or a Permitted Transferee) shall be responsible for and act as the sole point of contact for communications with Regulatory Authorities in the Territory in connection with the Development and Commercialization of Covered Products. To the extent Company or Transferee (or a Permitted Transferee of either of them) receives any written or oral communication from any Regulatory Authority relating to a Covered Product, as soon as reasonably practicable the Party receiving such communication shall notify the other Party thereof, which notice shall include a copy of any written communication received or, if applicable, complete and accurate minutes of such oral communication.

4.3	Pharmacovigilance. The Parties agree, within sixty (60) days after the date of a request by either Party, to conclude a pharmacovigilance agreement substantially in the form as provided in Schedule 5 hereto. Such pharmacovigilance agreement shall provide for the exchange by the Parties of any information of which a Party becomes aware in the Territory concerning any side effect, injury, toxicity, or sensitivity reaction, or any unexpected incident, in or involving a patient or research subject or, in the case of non-clinical studies, an animal in a toxicology study, and the seriousness thereof, whether or not determined to be attributable to any Covered Product or Compound, including any such information received by either Party from a Third Party. It is understood that each Party and its Affiliates or licensees/sublicensees shall have the right to disclose such information as reasonably necessary to comply with Regulatory Authorities within its respective territory with respect to its filings and activities related to Compounds and Covered Products.

ARTICLE 5

GOVERNANCE

5.1	Clinical Development and Collaboration Agreement. The Parties understand that assistance from Company will be needed and accepted in connection with the Development of Covered Products in the Field in the Territory. With regard to Development, the Parties agree that as soon as practicable but not later than within sixty (60) days after the Effective Date, the Transferee and Company will enter into a mutually acceptable “Clinical Development and Collaboration Agreement” regarding Development of Covered Product(s) in the Territory.

5.2	Clinical Trials and Non-Clinical Studies. The Clinical Development and Collaboration Agreement shall, among other things, provide (a) that all additional Clinical Trials to be conducted in the Territory that are necessary to register a Covered Product for use in the Field in any country or jurisdiction within the Territory shall be the sole obligation and responsibility of the Transferee, and (b) that the Company shall include sites in the Russian Federation in its global Clinical Trials Program, as provided in the Clinical Development and Collaboration Agreement.

5.3

Development and Commercialization. The Clinical Development and Collaboration Agreement shall, among other things, require that Company and the Transferee establish a Joint Steering Committee (“Joint Steering Committee” or “JSC”) to oversee Development in the Territory of

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Covered Products until the First Commercial Sale of a Covered Product in the Territory, unless otherwise agreed in writing by Company and the Transferee. The JSC will be comprised of an equal number of members appointed by the Transferee and by Company. The JSC shall oversee the Development of Covered Products in the Field in the Territory, and shall plan, implement, and oversee activities relating thereto, including the preparation and implementation of a development plan. All JSC decisions will be made by unanimous vote, with the JSC representatives of Company collectively having one vote and the JSC representatives of Transferee collectively having one vote. If the JSC is unable to decide or resolve unanimously any matter properly presented to it for action, then such matter shall be resolved as provided in the definitive Clinical Development and Collaboration Agreement.

5.4	The Clinical Development and Collaboration Agreement shall, among other things, require that for so long as the Transferee (and/or one or more Permitted Transferees) is Developing a Covered Product(s) for use in the Field in the Territory, the day-to-day Development work with respect to Development of Covered Product(s) in the Territory shall be conducted under the direction of the Joint Development Committee (“Joint Development Committee” or “JDC”) comprised of an equal number of representatives from Transferee and Company. All JDC decisions will be made by unanimous vote. If the JDC is unable to decide or resolve any matter properly presented to it for action, then the decision of Company shall be final and shall be in compliance with the terms and conditions of this Agreement, the Clinical Development and Collaboration Agreement and Law. The JDC will be responsible for coordinating amendments to any plan for Development in respect of a Covered Product for use in the Field in the Territory for review and approval by the JSC, for overseeing such Development work, and for making operational decisions related to such Development work. Unless otherwise agreed in writing by the Transferee and Company, until the First Commercial Sale of a Covered Product in the Territory, the JDC will meet on a regular basis, at such times and in such manner as provided in Clinical Development and Collaboration Agreement. The Company and Transferee will mutually agree that the Clinical Development and Collaboration Agreement shall include the development outline and execution plan to be used in the monitoring and oversight of all sites at which such Clinical Trials are to be performed.

5.5	The Clinical Development and Collaboration Agreement shall, among other things, require that for so long as the Transferee (or a Permitted Transferee) is preparing to Commercialize a Covered Product(s) in the Territory, the day-to-day Commercialization preparation work of Transferee and Permitted Transferee shall be conducted under the direction of a Joint Commercialization Committee (“Joint Commercialization Committee” or “JCC”). The JCC shall be comprised of an equal number of representatives from the Transferee and Company. All JCC decisions will be made by unanimous vote. If the JCC is unable to decide or resolve any matter properly presented to it for action, then the decision of the Transferee shall be final and in compliance with the terms and conditions of this Agreement, the Clinical Development and Collaboration Agreement and Law. Prior to the First Commercial Sale of a Covered Product (or such longer period as the Parties may agree in writing), the JCC will be responsible for coordinating any amendments to the plan for Commercialization of Covered Product(s) in the Territory, for overseeing performance of the Commercialization program, and for making operational decisions related to that program. The JCC will jointly prepare and provide to each Party on at least a Calendar Quarter basis a report, via e-mail, regarding the status of Commercialization activities hereunder together with a reasonably detailed summary of the Commercialization activities conducted by Transferee and Permitted Transferees in the Territory during the prior calendar quarter

ARTICLE 6.

FINANCIAL PROVISIONS

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6.1	Consideration Payable by DRI. DRI shall pay Company US$100,000 (One hundred thousand US dollars) in consideration for the rights and licenses granted by Company pursuant hereto, and Company’s performance of its obligations hereunder (“Fixed Payment”).

6.2	Payment of Fixed Payment. The Fixed Payment shall be payable by DRI by wire transfer no later than the Initial Closing of the Investment Transaction.

6.3	Payments, Currency, and Invoicing. All payments to Company hereunder shall be made by deposit of United States Dollars in the requisite amount to such bank account as Company may designate by written notice to Transferee.

6.4	Third Party Agreements. Subject to Section 2.3, above, the Company shall be responsible for making payments under the Third Party Agreements at its own cost and expense, and shall continue to be responsible for making payments to such Third Parties in a timely manner and to the extent set forth in each of such Third Party Agreement.

6.5	Payments for Third Party IP. With respect to pass-through royalties, commercial milestones, patent expense re-imbursement obligations owing to Third Party as a result of Transferee’s election under Section 2.3 to include or exercise rights in any particular item(s) of Third Party IP within the Company IP licensed or assigned to Transferee under this Agreement, Company shall invoice Transferee for the applicable amounts owed, and Transferee shall promptly remit payment to Company for such amounts, in accordance with the separate agreement between the Company and the Transferee, and in any case before payment is due. For clarity it is understood and agreed that Transferee shall only be liable for commercial milestones and pass-through royalties that are specifically and solely attributable to the in-Territory activities of Transferee, its Affiliates and/or Permitted Transferees.

6.6	Taxes. Company shall be responsible for the payment of any and all taxes levied on payments paid to Company by Transferee or its Affiliates or any Permitted Transferee, other than any value added tax or similar tax. If applicable Law requires that taxes be deducted and withheld from any payments paid pursuant to this Agreement, Transferee shall (a) deduct those taxes from the payment; (b) pay the taxes to the proper Governmental Body; (c) remit to Company the net amount, after deductions or withholding. Notwithstanding the foregoing, Transferee shall be responsible for the payment of any and all taxes (other than taxes commonly known as income taxes) levied by countries in the Territory on account of royalties and other payments owed to Company’s Third Party licensors or Third Party developers/partners as a result of Transferee’s election under Section 2.3 to include any particular item(s) of Third Party IP within the Company IP licensed or assigned to Transferee under this Agreement, unless the applicable agreement between Company and such Third Party licensor or Third Party developer or partner provides that such Third Party licensor or Third Party developer/partner shall be responsible for the payment of such taxes. Company agrees to cooperate with Transferee in any way reasonably requested by Transferee to obtain available reductions, credits, or refunds of any taxes paid by Transferee under this Section 6.6.

ARTICLE 7

PROSECUTION AND MAINTENANCE; ENFORCEMENT AND DEFENSE

7.1	Patent Prosecution and Maintenance

(a)	Each Party’s Patents.

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(i)	Company. Subject to Sections 7.1 (b), below, Company shall have the right to Prosecute and Maintain the Patent Rights within the Licensed IP (“Licensed Patents”). The Company shall provide Transferee a reasonable opportunity prior to a priority filing in the Territory, but in no event less than thirty (30) days, to review and comment upon the content and text of any new application within the Licensed Patents. Company shall provide Transferee with an electronic copy of each patent application within the Licensed Patents. Company shall keep Transferee advised of the status of all material communications to and from applicable patent offices in the Territory, actual and prospective filings or submissions regarding the Licensed Patents in the Territory, and shall give Transferee an opportunity to review and comment in advance on any such communications, filings, and submissions proposed to be sent to any patent office in the Territory. Company shall provide Transferee with an annual update of the complete worldwide patent status of Licensed Patents. Any such annual update shall be Confidential Information of Company under this Agreement. Transferee shall reimburse Company for all Out-of-Pocket Costs incurred by Company in prosecuting the Third Party Patents licensed to Transferee and shall reimburse Company for fifty percent (50%) of the Out-of-Pocket Costs incurred by Company in prosecuting all other Patent Rights within the Licensed IP.

(ii)	Transferee. Subject to Sections 7.1 (b), below, Transferee shall have the right to Prosecute and Maintain the Patent Rights within the Assigned Patents in its discretion and at its expense. Transferee shall provide Company a reasonable opportunity prior to a priority filing in the Territory, but in no event less than thirty (30) days, to review and comment upon the content and text of any new application within the Assigned Patents. Transferee shall provide Company with an electronic copy of each patent application within the Assigned Patents. Transferee shall keep Company advised of the status of all material communications to and from applicable patent offices in the Territory, actual and prospective filings or submissions regarding the Assigned Patents in the Territory, and shall give Company an opportunity to review and comment in advance on any such communications, filings, and submissions proposed to be sent to any patent office in the Territory. Company agrees to provide the Transferee with all information necessary or desirable to enable Transferee to comply with the duty of candor/duty of disclosure requirements of any patent authority with respect to the Assigned Patents. Transferee shall provide Company with an annual update of the complete worldwide patent status of the Assigned Patents. Any such annual update shall be Confidential Information of Transferee under this Agreement.

(iii)	No obligation. For avoidance of doubt, Transferee reserves the right (i) to select and use its own trademarks for Commercialization of the Covered Products in the Territory, and (ii) to elect to not use or pay expenses for any of the Company Marks.

(b)	Election not to Prosecute or Maintain Patents.

(i)

Company. If Company elects not to Prosecute or Maintain a Patent Right within the Licensed Patents in any country or jurisdiction within the Territory, then it shall inform Transferee in writing at least ninety (90) calendar days before any final deadline applicable to the filing, prosecution, or maintenance of such Patent Right, as the case may be, or any other date by which an action must be taken to establish or preserve such the Patent Right in such country or possession. In such case, by no later than thirty (30) calendar days before any final deadline applicable to the filing, prosecution, or maintenance of such the Patent Right, or any other date by which an action must be taken to establish or preserve such the Patent Rights in such country or possession, Transferee (or its designee) shall have the right, but not the

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obligation, to pursue the filing or support the continued Prosecution and Maintenance of such the Patent Right, at its sole expense.

(ii)	Transferee. If Transferee elects not to Prosecute or Maintain a Patent Right within the Assigned Patents in any country or jurisdiction within the Territory, then it shall inform Company in writing at least ninety (90) calendar days before any final deadline applicable to the filing, prosecution, or maintenance of such Patent Right, as the case may be, or any other date by which an action must be taken to establish or preserve such the Patent Right in such country or possession. In such case, by no later than thirty (30) calendar days before any final deadline applicable to the filing, prosecution, or maintenance of such the Patent Right, or any other date by which an action must be taken to establish or preserve such the Patent Rights in such country or possession, Company (or its designee) shall have the right, but not the obligation, to pursue the filing or support the continued Prosecution and Maintenance of such the Patent Right, at its sole expense

(c)	Patent Marking. Transferee shall mark, and shall require any Permitted Transferee to mark, all Covered Products Commercialized under the terms of this Agreement, or their containers, in accordance with all applicable patent-marking Laws, if any, in the Territory.

(d)	Patent Term Restoration. Company and Transferee (or, as the case may be, Permitted Transferee) will cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Company Patents. In the event that elections with respect to obtaining such patent term restoration are to be made, Company shall determine the matter.

7.2	Enforcement of Patent Rights.

(a)	Notice. If either Party believes that a the Company Patent is being infringed in the Territory by a Third Party or if a Third Party claims that any Company Patent within the Territory is invalid or unenforceable (collectively, “Infringing Activities”), the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known by such Party. As between the Parties, the right to enforce such the Company Patent with respect to such infringement, or to defend any declaratory judgment action with respect thereto, or to compromise or settle such infringement claim or declaratory judgment action, in each case to the extent the same pertains to Infringing Activities (each, an “Enforcement Action”) shall be as set forth in this Section 7.2. For purposes of this Agreement, “Initiating” or to “Initiate”, with respect to an Enforcement Action, refers to bringing an infringement claim or defending a declaratory judgment action, or compromising or settling such infringement claim or allegation or declaratory judgment action, within any country or jurisdiction in the Territory.

(b)	Right to bring an Action.

(i)	Assigned Patents. Transferee shall have the exclusive right, at its sole expense and discretion, to enforce the Assigned Patents against any act of infringement in the Territory, and to defend any declaratory judgment action with respect to any Assigned Patent.

(ii)

Licensed Patents. Transferee shall have the first right to attempt to abate any Infringing Activities within the Territory with respect to the use or sale of any product for use in the Field containing an injectable beta-agonist as an active ingredient (“Infringing Product”), including by taking and controlling an Enforcement Action under the Licensed Patents with

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respect to such Infringing Product. If Transferee (or a Permitted Transferee) does not intend to prosecute or defend an Enforcement Action, Transferee shall promptly inform Company. If Transferee does not take an Enforcement Action with respect to such an Infringing Product within one hundred eighty (180) days following notice thereof or a request by Company to do so, Company shall have the right to take and control an Enforcement Action under the Licensed Patents in the name of either or both Parties. The Party taking such Enforcement Action shall have the sole and exclusive right to select counsel for any suit it initiates pursuant to this Section 7.2. Notwithstanding the foregoing, in the event that Transferee has tried to prosecute or defend an Enforcement Action in the Territory with respect to an Infringing Product, and the competent court has denied Transferee standing to prosecute or defend, then Company shall, upon Transferee’s request, prosecute, or defend such Enforcement Action, at Transferee’s expense. For clarity, Company shall retain the exclusive right, at its sole expense and discretion, to enforce the Licensed Patents against any other Infringing Activities in the Territory (i.e., other than with respect to an Infringing Product).

(c)	Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article 8 of this Agreement, the Party (or its Affiliate or Permitted Transferee) taking an Enforcement Action under this Section 7.2 shall pay all costs associated with such Enforcement Action, other than (subject to Section 7.2(e), below) the expenses of the other Party if the other Party elects to join such Enforcement Action. Each Party (or an Affiliate or Permitted Transferee of such Party) shall, at its own expense, have the right to join an Enforcement Action taken by the other Party.

(d)	Settlement. Neither Party (nor an Affiliate or Permitted Transferee) shall settle or consent to any judgment or otherwise compromise any Enforcement Action by admitting that any claim or patent within Company Patents is invalid or unenforceable or not infringed without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, and, (i) in the case of Company, Company may not settle or otherwise compromise an Enforcement Action in a way that adversely affects or would be reasonably expected to adversely affect Transferee’s or Permitted Transferee’s rights or benefits hereunder in the Territory with respect to the Covered Product, and (ii) in the case of Transferee, Transferee (or any Permitted Transferee) may not settle or otherwise compromise an Enforcement Action in a way that adversely affects or would be reasonably expected to adversely affect Company’s Patent Rights or benefits outside of the Territory.

(e)	Reasonable Assistance. The Party not taking an Enforcement Action shall provide reasonable assistance to the other Party (or the other Party’s Affiliate or Permitted Transferee), including providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s (or the other Party’s Affiliate’s or Permitted Transferee’s) reimbursement of any Out-of-Pocket expenses incurred by the non-enforcing or non-defending Party in providing such assistance.

(f)	Distribution of Amounts Recovered. Any amounts recovered by the Party (or its Affiliate or Permitted Transferee) taking an Enforcement Action pursuant to this Section 7.2, whether by settlement or judgment, shall first be applied to pro-rata reimbursement of the unreimbursed legal fees and expenses incurred by the Parties in such Enforcement Action, and any remainder shall be distributed to the Party taking or controlling the Enforcement Action.

7.3	Defense of Patent Rights.

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(a)	Notice. If a Party becomes aware of any claim or action in the Territory by a Third Party against either Party that claims that the Covered Product, or its Development or Commercialization in the Territory infringes such Third Party’s intellectual property rights (each, a “Third Party Action”), such Party shall promptly notify the other Party of all details regarding such claim or action that is reasonably available to such Party.

(b)	Right to Defend. Transferee, or a Permitted Transferee, shall have the first right, at its sole expense, but not the obligation, to defend a Third Party Action through counsel of its choosing, subject to Section 7.3(c), below. Company shall have the right to join any defense brought by Transferee (or a Permitted Transferee), with its own counsel at its own expense, or in the event that Transferee (or a Permitted Transferee) declines or fails to assert its intention to defend such Third Party Action within sixty (60) days of receipt/sending of notice under Section 7.3(a), above, then Company shall have the right, but not the obligation, to defend such Third Party Action to the extent legally permissible. The Party defending such Third Party Action shall have the sole and exclusive right to select its counsel for such Third Party Action.

(c)	Consultation. The Party (including Transferee or Permitted Transferee) defending a Third Party Action pursuant to this Section 7.3 shall be the “Defending Party.” The Defending Party shall consult with the non-Defending Party on all material aspects of the defense. The non-Defending Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings. The non-Defending Party will be entitled to be represented by independent counsel of its own choice at its own expense, and shall cooperate with and assist the Defending Party at the expense of and as the Defending Party reasonably requests.

(d)	Appeal. In the event that a judgment in a Third Party Action is entered against the Defending Party and an appeal is available, the Defending Party shall have the first right, but not the obligation, to file such appeal. In the event the Defending Party does not desire to file such an appeal, it will promptly, within a reasonable time period (i.e., with sufficient time for the non-Defending Party to take whatever action may be necessary) prior to the date on which such right to appeal will lapse or otherwise diminish, permit the non-Defending Party to pursue such appeal at such non-Defending Party’s own cost and expense. If applicable Law requires the other Party’s involvement in an appeal, the other Party shall be a nominal party of the appeal and shall provide reasonable cooperation to the appealing Party at the appealing Party’s expense.

(e)	Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article 10, below, the Controlling Party shall pay all costs associated with a Third Party Action, other than the expenses of the other Party if the other Party elects to join such Action. Each Party shall have the right to join a Third Party Action defended by the other Party, at its own expense.

(f)	No Settlement Without Consent. A Controlling Party shall not settle or otherwise compromise any Third Party Action without the non-Controlling Party’s prior written consent, and, (i) in the case of Company, Company may not settle or otherwise compromise a Third Party Action in a way that adversely affects or would reasonably be expected to adversely effects Transferee’s rights and benefits hereunder with respect to Development and Commercialization of Covered Products within the Territory, and (ii) in the case of Transferee, Transferee may not settle or otherwise compromise an Enforcement Action in a way that adversely affects or would reasonably be expected to adversely effects Company’s rights or benefits outside of the Territory.

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7.4	Consistency with Third Party Agreements. With respect to any Third Party Patents that Transferee elects to include within the Licensed Patents, the obligations of Company and the rights of Transferee under Sections 7.1 and 7.2 with respect to such Third Party Patents shall be subject to, and limited by, the terms of the Third Party Agreements pursuant to which Company licensed such Third Party Patents. Without limiting the foregoing, with respect to the prosecution or enforcement of Third Party Patents, to the extent Company has the right to do so, Company shall cooperate with Transferee to prosecute and enforce such Third Party Patents in the Territory in the same manner as set forth for Licensed Patents in Sections 7.1 and 7.2 above. As between Company and Transferee, any recoveries from enforcement of such Third Party Patents shall be shared in accordance with Section 7.2(f), after deducting from such recoveries any amounts owed to the Third Party licensor for such enforcement; provided that any Enforcement Actions initiated by the Third Party licensor shall be deemed initiated by Company for purposes of Section 7.2(f) above, and the costs and expenses incurred by Company in such Enforcement Action shall include any costs and expenses reimbursed or required to be reimbursed by Company to the Third Party licensor in such Enforcement Action.

ARTICLE 8

CONFIDENTIALITY

8.1	Confidentiality; Exceptions. Except to the extent authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement Confidential Information in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, except to the extent that such Confidential Information:

(a)	was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(d)	was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

8.2

Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (a) in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the rights to Develop and Commercialize the Covered Products); or (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright, and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining regulatory approval, conducting Clinical Trial Investigations, or otherwise

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required by Law, provided, however, that if a Receiving Party is required in litigation or by Law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it shall give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, shall use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; or (c) to the extent mutually agreed to in writing by the Parties. In addition, a Receiving Party may disclose Confidential Information of the Disclosing Party to any of its Affiliates and Permitted Transferees, to Third Party appraisers in connection with the appraisal of Company IP for the purpose of contributing such IP into the charter capital of NovaMedica, or in connection with due diligence investigations by or on behalf of a Third Party in connection with a potential license, collaboration, investment, merger, or acquisition with or by such Third Party, and, in the case of Company, to Third Parties in connection with due diligence investigations by or on behalf of a Third Party in connection with a potential license, collaboration, investment or other financing, merger, or acquisition with or by such Third Party; provided, however, in each of the foregoing cases, that such Third Party or Affiliate reasonably needs to have access to such Confidential Information and agrees to be bound by reasonable terms of confidentiality and non-use at least as stringent as those set forth in this Article 8, to limit such disclosure to only personnel having a need to know such information, and to return or certify to the Receiving Party as to the destruction of such Confidential Information promptly after completing the due diligence investigation, negotiation, or transaction, as the case may be.

8.3	Disclosure of Agreement. No Party shall issue any press release or similar public disclosure regarding this Agreement or the Parties’ activities hereunder, except with all the other Party’s prior written consent. Except to the extent required by Law or as otherwise permitted in accordance with this Section 8.3, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior express written consent of the other, which shall not be unreasonably withheld, conditioned or delay. Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed other than through any act or omission of a Party in breach of this Agreement, a Party may subsequently disclose the same information to the public without the consent of the other Party. Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions that are no less stringent to those of this Agreement, to any actual or potential acquirers, merger partners, and professional advisors or others on a need-to-know basis.

8.4	Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 8.

ARTICLE 9

REPRESENTATIONS, WARRANTIES, AND COVENANTS

9.1	Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a)	such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

(b)	such Party has taken all actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

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(c)	this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement;

(d)	the execution, delivery, and performance of this Agreement by such Party does not conflict with, breach, or create in any Third Party the right to accelerate, terminate, or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party;

(e)	no consent by any Third Party or Governmental Body is required with respect to the execution and delivery of this Agreement by either Party or the consummation by either Party of the transactions contemplated hereby; and

(f)	such Party has all right, power, and authority to enter into and to perform its obligations under this Agreement.

9.2	Additional Representations and Warranties of Company. Company represents and warrants to the Transferee that, as of the Effective Date:

(a)	Company has the full right and authority to transfer rights to the Assigned IP and grant the licenses under the Licensed IP to Transferee under this Agreement;

(b)	To Company’s Knowledge, all Licensed IP is valid, subsisting and enforceable;

(c)	There is no Licensed IP that has been rendered invalid or unenforceable due to any act, failure to act or omission by Company;

(d)	There are no Company Patents that have been rendered invalid or unenforceable due to any act, failure to act or omission by Company;

(e)	Company owns all right, title and interest to Company IP;

(f)	Company has not encumbered Company IP with liens, mortgages, security interest or otherwise;

(g)	Company has not entered into any contract or agreement that is inconsistent with or conflicts with the terms of this Agreement, nor has the Company taken or failed to take any action that might reasonably be expected to have the effect of waiving any rights granted or licensed to Transferee under this Agreement;

(h)	Company has not entered into any agreement that grants any interest in, or any right to use or exploit, any of the Company IP in the Territory;

(i)	To Company’s Knowledge, Company’s activities prior to the Effective Date in connection with the Development and Commercialization of Covered Products do not infringe any intellectual property right of any Person, and no claims have been asserted or threatened in writing by any Person with respect to the foregoing and to Company’s Knowledge there is no reasonable basis for such challenge;

(j)	none of the Company IP is the subject of any litigation proceeding, discovery process, interference, reissue, reexamination, opposition, or appeal proceedings, and Company has not received written notice of any other legal dispute relating to the Company IP;

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(k)	except for the Assigned IP and the Licensed IP, neither Company nor its Affiliates Control any Intellectual Property Rights that are necessary or Useful for the Development and Commercialization of Covered Products in the Territory. If such other Company IP exists, such other Company Patents are and will be considered as Assigned IP or Licensed IP (as appropriate based on the definitions of such terms) and shall be assigned or licensed, as the case may be, to Transferee at no additional costs to Transferee;

(l)	to Company’s Knowledge, the Existing Patents are valid, subsisting, and enforceable. No claims have been asserted or threatened in writing by any Person challenging the validity, effectiveness, enforceability, or ownership of the Licensed IP or the Assigned IP; and to Company’s Knowledge there is no reasonable basis for any such challenge;

(m)	the Company has disclosed or made available to Transferee for review all material correspondence and contacts between Company and the FDA, EMA, or any other Governmental Body regarding the Covered Product(s) and Compound

(n)	Company and its Affiliates have not directly or indirectly Developed, Manufactured, and Commercialized the Covered Product in the Territory;

(o)	all employees, consultants, or other personnel of Company who have performed any activities on its behalf in connection with research regarding any Company IP, any Covered Product, or Compound, have assigned to Company the whole of her/his/their entire worldwide right, title, and interest in any intellectual property made, discovered, or developed by her/him/them as a result of such research, and no such employees, consultants, or other personnel of Company have any rights to any such intellectual property;

(p)	To Company’s Knowledge there is no material unauthorized use, infringement, or misappropriation of any the Company IP by any employee or former employee, or by any other Third Party;

(q)	There are no Company Materials;

(r)	There are no Third Party Agreements;

(s)	Company has to its Knowledge provided to Transferee or made available for Transferee’s review all material information and data in Company’s Control relating to Company IP and Covered Products, and has not intentionally withheld any material information and data in Company’s Control relating to Company IP and Covered Products;

(t)	with respect to the Existing Patents, Company has complied with all applicable Laws, rules, and regulations, including any information disclosure requirements, in connection with the filing, prosecution, and maintenance of such Patent Rights in the Territory;

(u)	unless specifically indicated in a patent application or patent within Patent Rights Controlled by Company, none of the inventions claimed in such Patent Rights were conceived or first reduced to practice using funding from the United States government or any other Governmental Body;

(v)

with respect to any Patent Rights of Company outside the Territory that served as a priority document to the Company Patents, assignments of all inventorship rights from all Persons listed as inventors on such Patent Rights, and all such assignments of inventorship rights relating to

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such Patent Rights, have been obtained and, with respect to those non-provisional patent applications within such Patent Rights that have been filed in the United States, such assignments have been recorded at the United States Patent and Trademark Office;

(w)	with respect to any Company Patents , to the Company’s knowledge all provisions of any Laws, foreign or domestic, related to the rights as inventors of Persons that are named as inventors on such Company Patents have been complied with; and

(x)	Company has to its Knowledge disclosed to Transferee all material information in Company’s Control relating to safety and efficacy of the Covered Product(s) and has not intentionally withheld any material information in Company’s Control relating to safety and efficacy of the Covered Product(s).

9.3	Company Covenants. Company covenants to Transferee that:

(a)	Company shall fulfill all of its obligations, including but not limited to its payment obligations, under any Third Party Agreements, throughout the Term of this Agreement. Notwithstanding the foregoing, Company shall not be in breach of this covenant to the extent that its failure to fulfill all of its obligations under a Third Party Agreement is the result of Transferee’s failure to comply with the terms of any sublicense agreement entered into by Transferee and Company under Section 2.3(a) above;

(b)	Company shall not enter into any contract or agreement or take or fail to take any action that is inconsistent with or conflicts with the terms of this Agreement, nor shall the Company take or fail to take any action that might reasonably be expected to have the effect of waiving any material rights granted or licensed to Transferee under this Agreement;

(c)	the Company shall have the full right to provide Company Materials to Transferee and to grant to Transferee the right and license to use Company Material for purposes of Developing Covered Product in the Territory;

(d)	Company shall not, for as long as Transferee enjoys rights with respect to Company IP and Covered Products under this Agreement, (i) grant rights within the Territory in or with respect to any Company IP for use with Covered Product to any Third Party, or (ii) encumber Company IP with liens, mortgages, security interest or otherwise, other than in connection with conventional and venture debt financings, without prior written notice to the Transferee;

(e)	For so long as Transferee retains its rights under this Agreement to Develop and Commercialize the Compound and Covered Products in the Territory, Company shall not provide Covered Products or Compounds to any Third Party in, or for importation into, the Territory for any purpose;

(f)

Company shall not directly or indirectly solicit, advertise, sell, distribute, ship, consign, or otherwise transfer the Covered Products in the Territory. Company shall use Commercially Reasonable Efforts to ensure that Covered Products sold outside the Territory are not used in the Territory. Without limiting the generality of the foregoing, Company shall not sell any Covered Product to a purchaser if Company knows, or has reason to believe, that such purchaser intends to move such Covered Product into the Territory or otherwise intends to facilitate the use of such Covered Product in the Territory. Company shall ensure that its Affiliates, and shall use Commercially Reasonable Efforts to ensure that its licensees and sublicensees (except Transferee

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and Permitted Transferees ), distributors, and wholesalers, comply with all of the foregoing obligations, including by requiring in all agreements with such Persons that such Persons do not export, import or distribute Covered Products in or from the Territory; and

(g)	Company shall, conduct all activities in connection with the research, Development, Manufacture, and Commercialization of Covered Products in compliance with applicable Laws in the Territory.

9.4	Transferee Covenants. Transferee covenants to Company that:

(a)	Transferee shall not, and shall require in all agreements with or including as a party Permitted Transferees that Permitted Transferees do not, directly or indirectly, alone or in conjunction with one or more Third Parties, distribute, export, or facilitate or assist in exportation of the Compound or any Covered Products outside of the Territory. Without limiting the generality of the foregoing, Transferee shall not sell any Covered Product to a purchaser if Transferee knows, or has reason to believe, that such purchaser intends to move such Covered Product outside the Territory or otherwise intends to facilitate the use of such Covered Product outside the Territory. Company shall ensure that its Affiliates, and shall use Commercially Reasonable Efforts to ensure that its Permitted Transferees, distributors, and wholesalers, comply with all of the foregoing obligations, including by requiring in all agreements with such Persons that such Persons do not export, import or distribute Covered Products from the Territory; and

(b)	Transferees shall, conduct all activities in connection with the research, Development, Manufacture, and Commercialization of Covered Products in compliance with applicable Laws in the Territory.

9.5	Disclosures. With respect to any item of Company IP to be included within this Agreement after the Effective Date, Company, to the extent it is aware of such facts and circumstances, shall promptly notify Transferee if: (a) such Company IP is encumbered with liens, mortgages, security interests or otherwise, (b) such Company IP is the subject of any litigation proceeding, discovery process, interference, reissue, reexamination, opposition, or appeal proceedings, (c) any Patent Rights within such Company IP are not valid, subsisting, and enforceable or are subject to written claims by Third Parties challenging the validity, effectiveness, enforceability, or ownership of such Patent Rights; (d) there is any material unauthorized use, infringement, or misappropriation of such Company IP by any employee or former employee, or by any other Third Party, or (e) one or more of the inventions claimed in the Patent Rights within such Company IP were conceived or first reduced to practice using funding from the United States government or any other Governmental Body.

9.6	Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED HEREUNDER, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF ANY COVERED PRODUCT, AND ASSUMES NO LIABILITIES WHATSOEVER WITH RESPECT TO THE COMPOUND, ANY COVERED PRODUCT, OR COMPANY IP.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

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10.1	Indemnification by Transferee. Transferee shall indemnify, defend, and hold Company and its Affiliates, and each of their respective employees, officers, directors, and agents (individually or collectively, the “Company Indemnitee(s)”) harmless from and against any and all liability, damage, loss, cost, or expense (including reasonable attorneys’ fees) resulting from Third Party claims against Company Indemnitee(s) arising out of or resulting from (a) the Development or Commercialization of Covered Products by or on behalf of Transferee in the Territory; (b) Use of Company IP by or on behalf of Transferee outside the Territory in accordance with Section 2.2(b); (c) any breach by Transferee of any of the terms or provisions of this Agreement; (d) any breach of the representations, warranties, or covenants made by Transferee; (e) willful misconduct or negligence of Transferee; or ; provided, however, that such obligations pursuant to this Section 10.1 shall not apply to the extent such Claim (i) arise out of breach by the Company of its representations, warranties, or covenants set forth in Article 8, above; or (ii) are based on actions taken or omitted to be taken by any of the Company in breach of its obligations under this Agreement; or (iii) result from the negligence or willful misconduct of any of the Company Indemnitee(s). For clarity, it is understood and agreed that (A) the provisions of Section 10.1(e), above, shall not apply to DRI with respect to acts or omissions occurring after execution of the Assignment and Assumption Agreement, and (B) DRI shall not have any obligation under Section 10.1(c) or (d), above, with respect to claims by Company Indemnitees based on acts or omissions of NovaMedica, and (C) NovaMedica shall not have any obligation under Section 10.1(c) or (d), above, with respect to claims by Company Indemnitees based on acts or omissions of DRI.

10.2	Indemnification by Company. Company shall indemnify, defend, and hold each Transferee and any Permitted Transferee, and each of their respective agents, employees, officers, and directors (individually or collectively, the “Transferee Indemnitee(s)”), harmless from and against any and all liability, damage, loss, cost, or expense (including reasonable attorneys’ fees) resulting from Third Party claims against Transferee Indemnitee(s) arising out of or resulting from any (a) the Development or Commercialization of Covered Products by or on behalf of Company outside of the Territory; (b) any breach by Company of any of the terms or provisions of this Agreement; (c) any breach of the representations, warranties, or covenants made by Company; or (d) willful misconduct or negligence of Company; provided, however, that such obligations pursuant to this Section 10.2 shall not apply to the extent such Third Party claim (i) arises out of breach by Transferee of its representations, warranties, or covenants set forth in Article 9, above; or (ii) are based on actions taken or omitted to be taken by such Transferee in breach of its obligations under this Agreement; or (iii) result from the negligence or willful misconduct of any of Transferee Indemnitee(s).

10.3	No Consequential Damages. IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES, ASSIGNEES, LICENSEES, OR SUCCESSORS) BE LIABLE TO THE OTHER PARTY (OR ANY OF THE OTHER PARTY’S AFFILIATES, ASSIGNEES, LICENSEES, OR SUCCESSORS) FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY BREACH THEREOF; PROVIDED, HOWEVER, THAT THIS SECTION 10.3 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS UNDER SECTION 10.1 OR 10.2, ABOVE.

10.4

Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s (or, as the case may be, a Transferee Indemnitee’s or a the Company Indemnitee’s) right to receive indemnification under this Article 10, it shall (a) promptly notify the other party as soon as it becomes aware of any Third Party claim or suit for which indemnification may be sought hereunder, (b) reasonably cooperate, and cause the individual indemnitees to cooperate, with the indemnifying

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party in the defense, settlement, or compromise of such claim or suit, and (c) permit the indemnifying party to control the defense, settlement, or compromise of such claim or suit, including the right to select defense counsel; provided, however, the indemnified party shall have the right to join any defense with its own counsel at its own expense, or if the indemnifying party declines or fails to assert its intention to defend such action within sixty (60) days of receipt/sending of notice under this Section 10.4, then the indemnified party shall have the right, but not the obligation, to defend such action. In no event, however, may the indemnifying party compromise or settle any claim or suit in a manner that admits fault or negligence on the part of the indemnified party (or any indemnitee) without the prior written consent of the indemnified party. The indemnifying party shall have no liability under this Article 10 with respect to claims or suits settled or compromised by the indemnified party without the indemnifying party’s its prior written consent.

ARTICLE 11

TERM AND TERMINATION

11.1	Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as expressly provided in this Article 11, shall continue until the expiration, abandonment or invalidation of the last remaining Patent Right within the Company Patent Rights, provided that the all licenses and assignments granted to Transferee with respect to Company IP prior to the date of such expiration shall remain exclusive irrevocable sublicensable and assignable licenses in perpetuity.

11.2	Termination of the Agreement for Convenience. After such time as DRI assigns all rights and obligations to NovaMedica hereunder and NovaMedica becomes Transferee, NovaMedica shall have the right, any time thereafter during the Term and at its convenience, to terminate this Agreement in its entirety upon ninety (90) calendar days prior written notice to Company. Except as otherwise provided in this Agreement, Company shall have no right during the Term to revoke or unilaterally terminate the Agreement, in whole or in part, or the licenses granted to Transferee under this Agreement for convenience. For avoidance of doubt and notwithstanding the foregoing, transfers of Assigned IP shall be irrevocable.

11.3	Termination upon Fundamental Breach.

(a)	Company may give to Transferee Termination Notice:

(i)	in the event of Fundamental Breach by Transferee (as defined in Section 11.3(e), below, of this Agreement); and

(ii)	if Company is not in breach of this Agreement, or any of its covenants, representations, and warranties in this Agreement.

(b)	Any Termination Notice shall specify the nature of the Fundamental Breach, requiring that the Fundamental Breach shall be cured, and stating Company’s intention to terminate this Agreement if such Fundamental Breach is not cured or disputed within six (6) months from the date of receipt termination notice by the Transferee (the “Cure Period”).

(c)

In order to constitute termination notice under this Agreement (a “Termination Notice”), any notice of breach pursuant to this Section 11.3 shall identify the Person(s) alleged to be responsible for the alleged breach and shall also include such documentary information as is reasonably available to Company to substantiate the breach allegation. Transferee shall have twenty (20)

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business days following the date of such notice to request in writing such additional supporting information from Company as Transferee believes is reasonably necessary to allow evaluation of the breach allegation, in response to which Company shall have up to thirty (30) days to provide in writing such additional supporting information as is reasonably available to Company. In the event Company does not receive a written request for additional supporting information within twenty (20) business days of the date of Company’s original notice, notice of breach under this Section 11.3(c) shall be deemed effective as of the first day after the expiration of such twenty (20) day period. If Company receives a timely written request for additional supporting information, notice of breach under this Section 11.3(c) shall be deemed effective as of the first day after the date Company provides Transferee with the requested additional information, provided that if Company responds to Transferee’s request by certifying in writing that Company’s initial notice of breach included a copy of all material information available to Company in respect of the material breach alleged in such notice, then notice of breach shall be deemed to have been given as of the date of Company’s written certification.

(d)	During the Cure Period Transferee shall use Commercially Reasonable Efforts to cure such Fundamental Breach, and shall continue to pursue such efforts diligently until the Fundamental Breach is cured. If Transferee does not use Commercially Reasonable Efforts to cure such Fundamental Breach and such Fundamental Breach continues or was not disputed by Transferee by the end of the Cure Period, Company shall thereafter have the right to seek injunctive relief (including permanent, preliminary, and/or temporary injunctive relief) and/or have a right terminate this Agreement.

(e)	For the avoidance of doubt, only the following breaches by or on behalf of Transferee of this Agreement shall constitute a “Fundamental Breach”:

(i)	Transferee knowingly exports out of the Territory for commercial purposes a material and substantial quantity of the Compound or Covered Product; or

(ii)	Transferee or a Permitted Transferee, without prior written consent of Company, initiates any judicial proceeding (except if such judicial proceeding was initiated as a result of Third Parties Claims against Transferee or is required under applicable Law) to challenge or contest the validity and/or enforceability of any Company Patents anywhere in the world that claims the Compound or Covered Product, and does not withdraw, expressly abandon, dismiss, or otherwise cease to oppose the validity of Company Patent within the Cure Period.

(f)	Any dispute regarding a Fundamental Breach of this Agreement shall be resolved in accordance with Article 12, below. Any consequences of termination described in this Article 11 shall only apply from and after the earlier of (i) such time as such termination has been upheld in a final judgment or arbitral decision from which no appeal can be taken, or that is unappealed with the time allowed for appeal, or (ii) such time as the Party allegedly in Fundamental Breach is no longer disputing such termination. For avoidance of doubt, in the event of such a dispute, during the course of the arbitration Company shall have the right to seek interim injunctive relief (including preliminary and/or temporary injunctive relief) in any court of competent jurisdiction to abate conduct giving rise to the Fundamental Breach claim.

11.4	Effects of Termination.

(a)	Termination of Rights. Upon any termination of this Agreement pursuant to Section 11.3, above, by Company, all licenses granted by Company under this Agreement (and any and all

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licenses and sublicenses granted by Transferee, shall terminate, and all Licensed IP shall revert to Company. Additionally, (i) Transferee shall thereafter be without any rights to Develop and/or Commercialize the Compound or Covered Products, (ii) Transferee and any Permitted Transferee shall promptly cease and desist all such activities and all activities related thereto, and (iii) immediately and without further action on the party of Company, Transferee, or any Third Party, Company is hereby granted an exclusive, irrevocable, fully paid up, royalty-free sublicensable license to all Assigned IP.

(b)	Return of Confidential Information. Upon termination, but not expiration, of this Agreement, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided, however, that each Party shall be entitled to retain one (1) copy of the other Party’s Confidential Information (subject to a continuing obligation of confidentiality) for the sole purpose of monitoring compliance with the terms of this Agreement, and all Confidential Information received by Company may continue to be used by it insofar as it relates to the Company, any Covered Product or any Improvement.

(c)	Accrued Obligations. Termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination.

(d)	Non-Exclusive Remedy. Termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

(e)	Survival. The provisions of Articles 1, 8, 10, 12 and 13 and Sections 2.4, 2.6(d), 2.6(e), 2.7, 9.6 and 11.4, and any other provision that by its nature is intended to survive expiration and/or termination of this Agreement shall survive expiration or termination of this Agreement.

(f)	Third Party Beneficiaries. NovaMedica is designated as an intended third party beneficiary under this Agreement, and NovaMedica may independently and without prior notice or permission, enforce all rights of Transferee pursuant to such Agreement and such other agreements and instruments.

ARTICLE 12

DISPUTE RESOLUTION

The provisions of this Article 12 concern resolution of disputes between the Parties with respect to the subject matter of this Agreement, exclusive of disputes between the Parties with respect to the subject matter of the Clinical Development and Collaboration Agreement (“Development Disputes”), which Development Disputes shall be resolved in accordance with dispute resolution procedures in the Clinical Development and Collaboration Agreement.

12.1	Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes relating to or arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event that the Parties are unable to resolve such dispute within thirty (30) days from the day that one Party had designated to the other an issue as a dispute, then either Party shall have the right to escalate such issue to senior management as set forth in Section 12.2, below.

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12.2	Escalation to Senior Representatives. Either Party may, by written notice to the other Party, request that a dispute that remained unresolved for a period of thirty (30) days as set forth in Section 12.1, above, be resolved by the chief executive officer of NovaMedica (or such person’s designee) (the “Transferee Representative”) and the chief executive officer of the Company (or such person’s designee) (the “the Company Representative”) (collectively, the “Representatives”) within sixty (60) days of the Representatives’ first consideration of such dispute, but in all cases within ninety (90) days after a Party’s written request for resolution by the Representatives. If the Representatives cannot resolve such dispute within such ninety (90) day period, either Party may proceed to enforce any and all of its rights with respect to such dispute in accordance with Section 12.3 or Section 12.4, below, as applicable.

12.3	Arbitration.

(a)	Any dispute, controversy or claim arising out of, relating to or in connection with, this Agreement, including any dispute regarding the interpretation, validity or termination or the performance or breach of this Agreement, as well as any non-contractual obligation arising out of or in connection with it, which is not resolved by mutual agreement, above, shall be finally settled by binding arbitration under the Rules of the London Court of International Arbitration (the “LCIA”) then in effect.

(b)	The arbitration shall be conducted by arbitrators, of whom one shall be nominated by Transferee and one shall be nominated by Company. The two arbitrators so appointed shall nominate the third arbitrator, who shall act as chairman of the Arbitral Tribunal. In the event that an arbitrator is not appointed pursuant to the foregoing provisions within the time period prescribed under the Rules of the LCIA or within the time-period agreed upon by the parties to the arbitration, upon request of either party to the arbitration, such arbitrator shall instead be appointed by the Court of the LCIA.

(c)	The Parties shall use good faith efforts to complete arbitration under this Section 12.3 within one hundred eighty (180) days following the initiation of such arbitration. The Arbitral Tribunal shall permit full and complete discovery, both written and oral by deposition and shall establish reasonable additional procedures to facilitate and complete such arbitration within such one hundred eighty (180) day period. The place of arbitration will be London, England. The language of the arbitration, and all proceedings thereunder, including all discovery (both written and oral) will be English.

(d)	By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary injunction or attachment in aid of the arbitration, or order any interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a Party to a court or other government entity shall not be deemed a waiver of this agreement to arbitrate.

(e)	The award rendered by the Arbitral Tribunal, which shall cover which party shall bear the costs of the arbitration in accordance with subsection (e) below, shall be final and binding on the parties. Judgment on the award may be entered in any court of competent jurisdiction.

(f)

The costs of such arbitration, including administrative and fees of the arbitrators comprising the arbitration panel, shall be shared equally by the Parties, and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration; provided, however, that the arbitration panel may direct that the costs and attorney fees paid by one party be reimbursed

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by the other party. The arbitration panel shall consider the following factors in determining whether to award costs and attorney fees to be paid by one party to another party: (i) the conduct of the parties in the transactions or occurrences that gave rise to the dispute or claim, including any conduct of a party that was reckless, willful, malicious, in bad faith or illegal; (ii) the objective reasonableness of the claims and defenses asserted by a party; (iii) the extent to which an award of costs and attorney fees would deter future bad faith claims or defenses; (iv) the objective reasonableness of the parties and the diligence of the parties and their attorneys during the proceedings; (v) the objective reasonableness of the parties and the diligence of the parties in pursuing settlement of the dispute; and (vi) such other factors as the arbitration panel may consider appropriate under the circumstances.

12.4	Provisional Remedies. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief, pending resolution under Sections 12.1, 12.2 or 12.3, above, as applicable, that may be necessary to protect the rights or property of that Party. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or applicable Law.

12.5	Remedies. In the event a Party is in breach of its obligations under this Agreement, and the breach is not remedied in accordance with the terms of this Agreement, the other Party shall be entitled to all remedies available in law or equity, consistent with the terms of this Agreement, including without limitation, collection of damages, injunctive relief, and specific performance.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1	Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture, or other relationship between the Parties.

13.2	Assignment.

(a)	Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by either Party without the prior written consent of the other Party (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, each Party shall have the right to assign this Agreement in whole without the consent of the other Party to (X) any Affiliate, (Y) a successor to substantially all of the business of the assigning Party to which this Agreement relates (the “Successor”), whether by merger, sale of stock, sale of assets or similar transaction, operation of law, or otherwise; provided, however, that an Affiliate or Successor must accept all rights and obligations under this Agreement and the Ancillary Agreements.

(b)	Any permitted assignment under this Section 13.2 shall relieve the assigning Party of any and all of its responsibilities or obligations hereunder, provided that, as a condition of such assignment, the assignee agrees in writing to be bound by all obligations of the assigning Party hereunder.

(c)	This Agreement shall be binding upon the successors and permitted assigns of the Parties.

(d)	Any assignment not in accordance with this Section 13.2 shall be void.

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13.3	Performance by Transferee and Permitted Transferee. Notwithstanding anything to the contrary in this Agreement, Transferee shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates or Permitted Transferees, and the performance of such obligations by any such Affiliate(s) or Permitted Transferee(s) shall be deemed to be performance by Transferee and, provided that (a) any Transferee or Permitted Transferee that agrees to perform or exercise on Transferee behalf any of Transferee’s obligations or rights under this Agreement agrees that the Company is an intended third party beneficiary of any such performance or exercise and (b) Transferee provides Company with a copy of such agreement between Transferee and the Permitted Transferee, thereafter Transferee shall not be responsible to Company for performance of such obligation(s) under this Agreement and any failure of such Permitted Transferee in performing obligations shall be not deemed to be a failure by Transferee to perform such obligations.

13.4	Protection under Section 365(n) US Bankruptcy Code. All rights granted under or pursuant to this Agreement by the Company are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, if applicable, grants of rights in and to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Transferee, as grantee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against the Company under the U.S. Bankruptcy Code, Transferee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Transferee’s possession, shall be promptly delivered to it (or its designee) (a) upon any such commencement of a bankruptcy proceeding upon Transferee’s written request thereof, or (b) if not delivered under clause (a), following the rejection of this Agreement by the Company upon written request thereof by Transferee.

13.5	Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.6	Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, default by suppliers or unavailability of raw materials, governmental acts or restrictions or any other reason which is beyond the control of the respective Party.

13.7	Entire Agreement of the Parties; Amendments. This Agreement and the schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings, and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

13.8	Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

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13.9	Governing Law. This Agreement shall be governed by and interpreted in accordance with the Laws of the State of New York, USA, excluding the application of any conflict of laws principles that would require application of the Law of another jurisdiction; provided, however, that matters of intellectual property law shall be determined in accordance with the national intellectual property laws relevant to the intellectual property at issue.

13.10	Notices and Deliveries. Any notice, request, approval, or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted, by facsimile (receipt verified), or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to DRI, addressed to:

Domain Russia Investments Limited

c/o Reed Smith LLP, 20 Primrose Street

The Broadgate Tower, Third Floor

City of London, EC2A 2RS

United Kingdom

Attention: President & CEO

Facsimile: +44-20-3116-3999

With a copy to:

Reed Smith, LLP

1901 Avenue of the Stars, Suite 700

Los Angeles, CA 90067

Fax: 310-734-5299

Attn.: Michael Sanders/Ramsey Hanna

to Company, addressed to:

Lithera, Inc.

9191 Towne Center Drive, Ste 400

San Diego, California, 92122 USA

Attention: President and CEO

Facsimile: 858-750-1013

With a copy to:

Wilson Sonsini Goodrich & Rosati

12235 El Camino Real, Suite 200

San Diego, California, 92130 USA

Attention: Michael Hostetler, Ph.D.

Facsimile: 858-350-2399

If to NovaMedica, address to:

NovaMedica LLC

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bldg. 29/22, 1st Brestskaja Street, 125047, Moscow, Russian Federation

Attention: Vladimir Gurdus, CEO

13.11	Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation, or agreement of either Party.

13.12	Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that in its economic effect is most consistent with the invalid or unenforceable provision.

13.13	Assumptions. The terms and provisions in this Agreement have been negotiated and drafted on the assumption by the Parties that there are no laws or regulations in the Territory that will prevent or significantly hinder Transferee or Permitted Transferees or Company from performing their obligations and realizing their benefits as set forth in this Agreement. If this assumption ultimately proves to be untrue, the Parties will use good faith efforts to make such revisions as are reasonable and equitable to the Parties and are in compliance with the laws and regulations of the Territory.

13.14	English as the Controlling Language for all Agreements. All notices and other communications under this Agreement and any related agreements, including assignments, licenses, and/or sublicenses with NovaMedica and/or a Permitted Transferee, shall be in the English language. Transferee shall, furthermore, require that any assignment, license, sublicense, or other agreement (i) having NovaMedica or a Permitted Transferee as a party and (ii) a copy of which is required by this Agreement to be provided a Party, shall be prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of that agreement.

13.15	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile copy of this Agreement, including the signature pages, will be deemed an original.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.

LITHERA, INC.		DOMAIN RUSSIA INVESTMENTS LIMITED

By:	/s/ George Mahaffey	By:	/s/ Saribekian Tatiana

Name:	George Mahaffey	Name:	Saribekian Tatiana

Title:	President & CEO	Title:	CEO

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Schedule 1.1 – Assigned IP

Application / Patent	Country	Filing/ Publication Date	Grant Date
***	***	***

Existing Patents:

Application / Patent	Country	Filing/ Publication Date	Grant Date
***	***		***
***	***		***
***	***		***
***	***	***
***	***	***
***	***	***

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*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Schedule 1.2 – Licensed IP

(see Schedule 4)

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Schedule 1.3 – Compound

***

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*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Schedule 2 – Existing Third Party Agreement(s)

[None]

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Schedule 3 – Territory

CIS states:

1.	Armenia

2.	Azerbaijan

3.	Belarus

4.	Kazakhstan

5.	Kyrgyzstan

6.	Moldova

7.	Russia

8.	Tajikistan

9.	Ukraine

10.	Uzbekistan

Non-CIS states:

11.	Georgia

12.	Turkmenistan

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Schedule 4 – Company Know-How

Due Diligence Site Documentation – Lithera Know-How

Folder Name	Document Title	File Name
Corporate and Finance
Intellectual Property
	Salmeterol Xinafoate (SX) Intellectual Property	SX IP white paper Feb 2012.pdf
	UK Patent Application	702.641 - ***.pdf
	US Patent Application Publication	702.831 - ***.pdf
	UK Patent	703.641 - ***.pdf
	US Patent Application Publication	703.831 - ***.pdf
	US Patent	704.201 - ***.pdf
	US Patent Application	705.201 - ***.pdf
	US Patent Application Publication	707.201 - ***.pdf
	Provisional Patent Application	712.101 - ***.pdf
	Provisional Patent Application	713.101 - ***.pdf
	IP Position Summary	IP Position Summary August 2012.PPTX
CMC
Summary
	CMC Summary	CMC Overview 2012_06_28.pdf
Reports
	End-of-Phase 2 Briefing Document	eop2-briefing-document.pdf
	IND 102,514 Annual Report 2010	ind-102514-annual-report-2010.pdf
	IND 102,514 Annual Report 2011	ind-102514-annual-report-2011.pdf
	IND 107,765 Annual Report 2011	ind-107765-annual-report-2011.pdf
Clinical
Summary
	Lithera Corporate Presentation	Lithera Corp Presentation July 2012.pdf
	Investigator’s Brochure	lipo-102-ibrochure-edition-4-v.061112.pdf
	Salmeterol Xinafoate (SX) for the Aesthetic Treatment of Localized Abdominal Bulging	SX Dosing White Paper Feb 2012.pdf
	Development Summary for the Abdominal Subcutaneous Adiposity Questionnaire (ASAQ) - Phase 2 Clinical Trial Results	abdominal-sub-adiposity-questionnaire.pdf
	Phase V Outcomes Information System Patient Photonumeric Scale for Abdominal Adiposity Instrument Attribute Dossier	patient-photonumeric-scale.pdf
	Abdominal Volumes in Nonobese and Obese Women and Men	Regional Body Volumes Manuscript.pdf
	Poster: Abdominal Volumes in Nonobese and Obese Women and Men	EB_2012_Poster.ppt
	Quantitation of the Results of Abdominal Liposuction	ASJ publication.pdf
	Qualitative Outcome Measures	Qualitative Outcome Measures 9-4-12.pdf

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*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Folder Name	Document Title	File Name
Reports
	Clinical Study Report: LIPO-102-CL-01 An Evaluation of the Pharmacokinetics and Safety of Salmeterol Xinafoate and Fluticasone Propionate Co-Administered Subcutaneously in Healthy Volunteers	lipo-102-cl-01-csr.pdf

Clinical Study Report: LIPO-102-CL-03

A Dose-Ranging and Dose Frequency Study Evaluating the Safety and Efficacy of LIPO-102 (Salmeterol Xinafoate [SX] and Fluticasone Propionate [FP] for Subcutaneous Injection) for the Reduction of Abdominal Subcutaneous Adiposity

lipo-102-cl-03-csr.pdf

Clinical Study Report: LIPO-102-CL-04

A Double-Masked Evaluation of the Safety and Efficacy of LIPO-102 (Fluticasone Propionate [FP] and Salmeterol Xinafoate [SX] for Subcutaneous Injection) for the Reduction of Subcutaneous Abdominal Adiposity

lipo-102-cl-04-csr.pdf

Clinical Study Report: LIPO-102-CL-04E

A 12-Week Post-Treatment, Non-interventional, Observational, Follow-on Study Evaluating the Safety and Duration of Effects of LIPO-102 (Fluticasone Propionate [FP] and Salmeterol Xinafoate [SX} for Subcutaneous I

lipo-102-cl-04e-csr.pdf
	Clinical Study Report: PRO-CL-07 The Development of a Patient-Reported Outcome Instrument to Assess Abdominal Subcutaneous Adiposity	pro-cl-07-csr.pdf

Clinical Study Report: LIPO-102-CL-09

A Multicenter, Randomized, Double-Masked, Placebo-Controlled, Dose-Ranging Study of the Safety and Efficacy of Subcutaneous Injections of Salmeterol Xinafoate [SX] and Fluticasone Propionate [FP] Compared with Pl

lipo-102-cl-09-csr.pdf

Clinical Study Report: LIPO-102-CL-09E

A 12-Week Post-Treatment, Non-interventional, Observational Study Evaluating the Safety and Duration of Effect of LIPO-102 (Fluticasone Propionate [FP] and Salmeterol Xinafoate [SX] for Subcutaneous Injection) for Subcutaneous Abdominal Adiposity

lipo-102-cl-09e-csr.pdf
	Clinical Study Report: VAL-CL-10 Validation of a 3-Dimensional (3D) Stereophotogrammetric Imaging System for Measuring Human Abdominal Surfaces	val-cl-10-csr.pdf

Clinical Study Report: LIPO-102-CL-11

A Multi-center, Randomized, Double-Masked, Placebo-Controlled, Dose Ranging Study of the Safety and Efficacy of Fluticasone Propionate (FP) and Salmeterol Xinafoate (SX) in Healthy Patients with Abdominal Contour Defects

lipo-102-cl-11-csr.pdf

Study Protocol and Amendments LIPO-102-CL-01

An Open-Label Evaluation of the Pharmacokinetics and Safety of Salmeterol Xinafoate and Fluticasone Propionate Co-administered Subcutaneously in Healthy Volunteers

protocol-lipo-102-cl-01.pdf

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Folder Name	Document Title	File Name

Study Protocol LIPO-102-CL-03

A Dose-Ranging and Dose Frequency Study Evaluating the Safety and Efficacy of LIPO-102- (Salmeterol Xinafoate (SX) and Fluticasone Propionate (FP) for Subcutaneous Injection) for the Reduction of Abdominal Subcutaneous Ad

protocol-lipo-102-cl-03.pdf

Study Protocol Amendment LIPO-102-CL-04

A Double-Masked Evaluation of the Safety and Efficacy of LIPO-102 (Fluticasone Propionate (FP) and Salmeterol Xinafoate (SX) for Subcutaneous Injection) for the Reduction of Subcutaneous Abdominal Adiposity

protocol-lipo-102-cl-04.pdf

Study Protocol LIPO-102-CL-04E

A 12-Week Post-Treatment, Non-interventional, Observational, Follow-on Study Evaluating the Safety and Duration of Effect of LIPO-102 (Fluticasone Propionate [FP] and Salmeterol Xinafoate [SX] for Subcutaneous Injection)

protocol-lipo-102-cl-04e.pdf
	Study Protocol and Amendments PRO-CL-07 The Development of the Abdominal Appearance Questionnaire (AAQ) to Assess Abdominal Subcutaneous Adiposity	pro-cl-07-protocol.pdf

Study Protocol and Amendments LIPO-102-CL-09

A Multi-center, Randomized, Double-Masked, Placebo-Controlled, Dose-Ranging Study of the Safety and Efficacy of subcutaneous Injections of Salmeterol Xinafoate (SX) and Fluticasone Propionate (FP) Compared

lipo-102-cl-09-protocol.pdf

Study Protocol LIPO-102-CL-09E

A 12-Week Post-Treatment, Non-interventional, Observational Study Evaluating the Safety and Duration of Effect of LIPO-102- (Fluticasone) Propionate [FP] and Salmeterol Xinafoate [SX] for Subcutaneous Injection) for the

lipo-102-cl-09e-protocol.pdf
	Study Protocol VAL-CL-10 Validation of a 3-Demensional (3D) Stereophotogrammetric Imaging System for Measuring Human Abdominal Surfaces	val-cl-10-protocol.pdf
	Study Protocol VAL-CL-13 Single Center Study Comparing Magnetic Resonance Imaging (MRI) with 3D Photography, and Manual Tape as Objective Measures of Abdominal Volume and Circumference	val-cl-13-protocol.pdf

Study Protocol LIPO-202-CL-16

A Multi-Center, Randomized, Double-Blind, Placebo-Controlled, Dose-Ranging Study Evaluating the Safety and Efficacy of Salmeterol Xinafoate (SX) in the Aesthetic Treatment of Disproportionate Abdominal Bulging Due To Excess Subcutaneous Fat in Healthy, Non-Obese Patients

lipo-202-cl-16-protocol.pdf

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Folder Name	Document Title	File Name
	Clinical Study Report: VAL-CL-13 Single Center Study Comparing Magnetic Resonance Imaging (MRI) with 3D Photography, and Manual Tape as Objective Measures of Abdominal Volume and Circumference	val-cl-13-csr.pdf
Pre-Clinical
Summary
	Pre-Clinical Development Overview - 2010	preclinical-overview-22jan10.pdf
	Tachyphylaxis Figures 1-17	tachyphylaxis-26mar10.pdf
Reports
	Study No. 08-529 Pilot Study: Plasma Pharmacokinetics Following Single Intravenous and Subcutaneous Injections of Salmeterol Xinafoate	08-529 Pig SX Bioavailability TK.pdf
	Study No. 08-529 Final Report Pilot Study: Plasma Pharmacokinetics Following Single Intravenous and Subcutaneous Injections of Salmeterol Xinafoate	08-529 Pig SX Bioavailability.pdf
	Study No. 08-534 Final Report Pilot Study: Plasma Pharmacokinetics Following Single Intravenous and Subcutaneous Injections of Fluticasone Propionate in Gottingen Minipigs	08-534 Prelim Pig FP Bioavailability.pdf
	Study No. 08-546 Pilot Bridging Study: Plasma Pharmacokinetics Following Single Intravenous and Subcutaneous Injections of Fluticasone Propionate or Salmeterol Xinafoate Gottingen Minipigs	08-546 Pig FP Bioavailability TK.pdf

Study No. 08-546 Final Report

Pilot Bridging Study: Plasma Pharmacokinetics Following Single Intravenous and Subcutaneous Injections of fluticasone Propionate or Salmeterol Xinafoate in Gottingen Minipigs

08-546 Pig FP Bioavailability.pdf
	Study No. 08-547 Plasma Concentrations of Salmeterol and Fluticasone Propionate in Lipo-102: Pilot 2-Week Multiple-Dose Subcutaneous Tolerability Study With Toxicokinetics in Male and Females Rats	08-547 2WK Rat TK.pdf
	Study No. 08-547 Final Report Lipo-102: Pilot 2-Week Multiple Dose Subcutaneous Tolerability Study with Toxicokinetics in male and Female Rats	08-547 2WK Rat.pdf
	Study No. 08-547 Quantitative Determination of Fluticasone and Salmeterol in Rat Plasma by LC/MS/MS	08-547 Rat TK Validation.pdf

Study No. 08-548

Plasma Concentrations of Salmeterol and Fluticasone Propionate in Lipo-102: Pilot 2-Week Multiple-Dose Subcutaneous Tolerability Study With Toxicokinetics in Male and Female Gottingen Minipigs

08-548 2WK Pig TK.pdf

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Folder Name	Document Title	File Name
	Study No. 08-548 Final Report Lipo-102: Pilot 2-Week Multiple Dose Subcutaneous Tolerability Study with Toxicokinetics in Male and Female Gottingen Minipigs	08-548 2WK Pig.pdf
	Study No. 08-548 Quantitative Determination of Fluticasone and Salmeterol in Mini-Pig Plasma by LC/MS/MS	08-548 Pig TK Validation.pdf
	Study No. 08-552 Final Report Pilot Study: Radial Diffusion of [3H]-Salmeterol in the Back Fat of Gottingen Minipigs Following a Single Subcutaneous Injection	08-552 3H-SX Pig SC Diffusion.pdf
	Tandem Labs: Bioanalytical Sample Analysis Report Quantitative Determination of Fluticasone Propionate and Salmeterol in Minipig Plasma by LC/MS/MS for Protocol 08-557	08-557 4WK Pig BA.pdf

Study No. 08-557

Plasma Concentrations of Salmeterol and Fluticasone Propionate in Lipo-102: 4-Week Multiple-Dose Subcutaneous Toxicity and Toxicokinetics Study with 4-Week Recovery in gottingen Minipigs

08-557 4WK Pig TK.pdf
	Study No. 08-557 Final Report (Volume I of III) Lipo-102: 4-Week Multiple Dose Subcutaneous Toxicity and Toxicokinetics Study with 4-Week Recovery in Gottingen Minipigs	08-557(Vol I) 4WK Pig.pdf
	Study No. 08-557 Final Report (Volume II of III) Lipo-102: 4-Week Multiple Dose Subcutaneous Toxicity and Toxicokinetics Study with 4-Week Recovery in Gottingen Minipigs	08-557(Vol II) 4WK Pig.pdf
	Study No. 08-557 Final Report (Volume III of III) Lipo-102: 4-Week Multiple Dose Subcutaneous Toxicity and Toxicokinetics Study with 4-Week Recovery in Gottingen Minipigs	08-557(Vol III) 4WK Pig.pdf
	Study No. 1605-001 Potential Cardiovascular Effects of Salmeterol Xinafoate/Fluticasone Propionate Injected Subcutaneously in the gottingen Minipig	MPI 1605-001-pig telemetry.pdf
	Assay Validation Report - Tandem Labs Quantitative Determination of Fluticasone Propionate and Salmeterol in Minipig Plasma by LC/MS/MS	Pig Plasma LC-MS-MS Validation.pdf
Regulatory IND 107765
Summary
	End of Phase 2 Briefing Document	eop2-briefing-document.pdf
	FDA Communication Log	fda-communication-log.pdf
	IND 102,514 Submission Log	ind-102514-submission-log.pdf
	IND 107,765 Submission Log	ind-107765-submission-log.pdf
Reports
	Submission Serial No. 000 Original IND 107,765 Application Volume 1 of 2	sn000-original-ind-107765-vol-1.pdf

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Folder Name	Document Title	File Name
	Submission Serial No. 000 Original IND 107,765 Application Volume 2 of 2	sn000-original-ind-107765-vol-2.pdf
	Submission Serial No. 001 Protocol LIPO-102-CL-09 and Dr. Maytom – CV	sn001-protocol-cl-09-cv-mayton.pdf
	Submission Serial No. 002 Response to FDA Request for Information	sn002-response-to-fda.pdf
	Submission Serial No. 003 Response to FDA Request for Information	sn003-response-to-fda.pdf
	Submission Serial No. 004 Response to FDA Request for Information	sn004-response-to-fda.pdf
	Submission Serial No. 005 Protocol Lipo-102-CL-09 Amendment 1	sn005-protocol-cl-09-a1.pdf
	Submission Serial No. 006 Protocol CL-09 New Investigator Information	sn006-cl-09-new-investigator.pdf
	Submission Serial No. 007 Response to FDA Request for Information	sn007-response-to-fda.pdf
	Submission Serial No. 008 Protocol Lipo-102-CL-09 Amendment 2	sn008-protocol-cl-09-a2.pdf
	Submission Serial No. 009 Protocol Lipo-102-CL-09E New Protocol	sn009-protocol-cl-09e.pdf
	Submission Serial No. 010 Protocol CL-09E New Investigator Information	sn010-cl-09e-new-investigator.pdf
	Submission Serial No. 011 Study CL-08 Statistical Analysis Plan Synopsis	sn011-cl-08-synopsis-and-sap.pdf
	Submission Serial No. 012 Response to FDA Request for Information	sn012-response-to-fda.pdf
	Electronic Submission Serial No. 013 Clinical Study Reports Studies CL-01, CL-03, and CL-04	sn013-study-cl-01-03-04-csr.pdf
	Submission Serial No. 014 End-of-Phase 2 Meeting Request Type B	sn014-eop2-meeting-request.pdf
	Submission Serial No. 015 IND Annual Report - April 2011	sn015-ind-107765-annual-report-2011.pdf
	Submission Serial No. 016 End-of-Phase 2 Briefing Document	sn016-eop2-briefing-document.pdf
	Electronic Submission Serial No. 017 Clinical Study Reports Studies: CL-04E, CL-09, CL-09E, PRO-07, and VAL-10	sn017-study-cl-04e-07-09-09e-10-csr.pdf
	Submission Serial No. 018 Response to FDA Request for Information	sn018-response-to-fda.pdf

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Folder Name	Document Title	File Name
	Submission Serial No. 019 Protocol Lipo-102-CL-11 New Investigator Information	sn019-protocol-cl-11-new-investigator.pdf
	Submission Serial No. 020 Meeting Request Type A	sn020-meeting-request-type-a.pdf
	Submission Serial No. 021 Type-A Briefing Document	sn021-type-a-briefing-document-26oct2011.pdf
	Submission Serial No. 022 New Investigator Information	sn022-investigators-cv-cl-11.pdf
	Submission Serial No. 023 Annual Report – April 2012	sn023-107765-ind-annual-report-2012.pdf
	Submission Serial No. 024 Type B Meeting Request	sn024-meeting-request-type-b.pdf
	Submission Serial No. 025 Meeting Request Withdrawal	sn025-meeting-request-withdrawal.pdf
	Submission Serial No. 026 Clinical Outcome Assessments	sn026-SEALD-briefing-document.pdf
	Electronic Submission Serial No. 027 Clinical Study Reports Studies: CL-11 and VAL-13	sn027-study-cl-11-13-csr.pdf
FDA Meeting Minutes
	Dec 14 2011 FDA Meeting Minutes.pdf	Dec 14 2011 FDA Meeting Minutes.pdf
	July 13 2011 FDA Meeting Minutes.pdf	July 13 2011 FDA Meeting Minutes.pdf
	Nov 29 2010 FDA Meeting Minutes.pdf	Nov 29 2010 FDA Meeting Minutes.pdf
Regulatory IND 102514
Summary
	IND 102,514 Submission Log	ind-102514-submission-log.pdf
	IND 107,765 Submission Log	ind-107765-submission-log.pdf
Reports
	Original IND 102,514 Application Volume 1 of 9	sn000-original-ind-102514-vol-1.pdf
	Original IND 102,514 Application Volume 2 of 9	sn000-original-ind-102514-vol-2.pdf
	Original IND 102,514 Application Volume 3 of 9	sn000-original-ind-102514-vol-3.pdf
	Original IND 102,514 Application Volume 4 of 9	sn000-original-ind-102514-vol-4.pdf
	Original IND 102,514 Application Volume 5 of 9	sn000-original-ind-102514-vol-5.pdf
	Original IND 102,514 Application Volume 6 of 9	sn000-original-ind-102514-vol-6.pdf
	Original IND 102,514 Application Volume 7-8 of 9	sn000-original-ind-102514-vol-7-8.pdf
	Original IND 102,514 Application Volume 9 of 9	sn000-original-ind-102514-vol-9.pdf
	Submission Serial No. 001 Protocol Lipo-102-CL-05 Synopsis	sn001-protocol-cl-05.pdf
	Submission Serial No. 002 Response to FDA Request for Information Chemistry / Microbiology	sn002-response-to-fda.pdf

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Folder Name	Document Title	File Name
	Submission Serial No. 003 Protocol Lipo-102-CL-01 Amendment 1 New Investigator Information	sn003-protocol-cl-01-a1.pdf
	Submission Serial No. 004 New Protocol Lipo-102-CL-03 Protocol Lipo-102-CL-01 Amendment 2 and 3	sn004-protocol-cl-03-cl-01-a2-a3.pdf
	Submission Serial No. 005 120-Day IND Safety Update Pharmacology / Toxicology	sn005-pharm-tox-120-day-update.pdf
	Submission Serial No. 006 Protocol Lipo-102-CL-03 New Investigator Information	sn006-cl-03-new-investigator.pdf
	Submission Serial No. 007 New Protocol Lipo-102-CL-06 New Investigator Information	sn007-protocol-cl-06-investigator.pdf
	Submission Serial No. 008 New Protocol Lipo-102-CL-04 New Investigator Information	sn008-protocol-cl-04-investigator.pdf
	Submission No. 009 Protocol Lipo-102-CL-04 Amendment 1	sn009-protocol-cl-04-a1.pdf
	Submission Serial No. 010 General Correspondence Letter of Cross Reference: Dr. Frank Greenway	sn010-gen-correspondence.pdf
	Submission Serial No. 011 New Protocol Lipo-102-CL-04E	sn011-protocol-cl-04e.pdf
	Submission Serial No. 012 Response to FDA Request for Information	sn012-response-to-fda.pdf
	Submission Serial No. 013 IND 102,514 Annual Report 2010	sn013-ind-102514-annual-report-2010.pdf
	Submission Serial No. 014 Protocol Lipo-102-CL-05	sn014-protocol-cl-05.pdf
	Submission Serial No. 015 Chemistry Manufacturing and Controls	sn015-cmc.pdf
	Submission Serial No. 016 Protocol Amendment Lipo-102-CL-06	sn016-protocol-cl-06-a3.pdf
	Submission Serial No. 017 IND 102,514 Annual Report 2011	sn017-ind-102514-annual-report-2011.pdf
	Submission Serial No. 018 IND 102,514 Annual Report 2012	sn018-ind-102514-annual-report-2012.pdf
Orphan
	LIPO-102 Request for Orphan Designation Volume 1 of 3	orphant-designation-request-vol-1.pdf
	LIPO-102 Request for Orphan Designation Volume 2 of 3	orphant-designation-request-vol-2.pdf
	LIPO-102 Request for Orphan Designation Volume 3 of 3	orphant-designation-request-vol-3.pdf

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Folder Name	Document Title	File Name
	LIPO-102 Request for Orphan Designation Amendment 1	ref-no-08-2732-amendment-1.pdf
	LIPO-102 Request for Orphan Designation Amendment 2	ref-no-08-2732-amendment-2.pdf
FDA Meeting Minutes
	102,514 PreIND Meeting Minutes	102514 PreIND Minutes.pdf

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Schedule 5 – Form Pharmacovigilance Agreement

This Pharmacovigilance Agreement (this “PV Agreement”) is dated as of               201     (the “Effective Date”), by and between NovaMedica LLC, a limited liability company organized under the laws of the Russian Federation with an address 10113, bldg. 38, Sokolnichesky Val Street, Moscow, Russian Federation (“NovaMedica”), and                     , a corporation organized under the laws of the State of                      and having its place of business at                                          (“Company”). NovaMedica and Company may each be referred to herein as a “Party” or, collectively, as “Parties.”

RECITALS:

WHEREAS, Domain Russia Investments Limited, a limited company organized under the laws of England and Wales with registration number 7899075, having its registered office at The Broadgate Tower, Third Floor, 20 Primrose Street, City of London, EC2A 2RS, United Kingdom (“DRI”), and Company entered into a Technology Transfer Agreement (“TTA”) on             , 201    , whereby Company transferred to DRI the sole and exclusive right to itself or through Permitted Transferees (as defined in the TTA) to Develop and Commercialize in the Territory certain products in exchange for the consideration specified in the TTA;

WHEREAS, pursuant to Section 4.3 of the TTA, NovaMedica and Company wish to conclude the terms governing pharmacovigilance in respect of the Covered Products subject to the TTA and NovaMedica-DRI Assignment and Assumption Agreement.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein or in the TTA, the following terms shall have the following meanings, and other capitalized terms used herein shall have the meanings as set forth in the TTA:

1.1	“Adverse Event” (also referred to in the ICH guidance as an “Adverse Experience”) means any untoward medical occurrence in a patient or clinical investigation subject administered a Covered Product and which does not necessarily have to have a causal relationship with this treatment.

1.2	“Serious Adverse Event” means any Adverse Event that is (a) associated with the use of a Covered Product or has occurrence in a blinded study that included Covered Product and (b) serious, including death, a life-threatening event (at immediate risk of death from the event as it occurs), an event that requires inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, a congenital anomaly/birth defect, or is an important medical event that may not result in any of the above outcomes, but, based upon appropriate medical judgment, may jeopardize the patient or subject and may require medical or surgical intervention to prevent any such the outcome.

1.3	Interpretation. The captions and headings to this PV Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this

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Agreement. Unless context otherwise clearly requires, whenever used in this PV Agreement: (i) “include” or “including” shall be construed as if followed by the words “but not limited to” or “without limitation” or words of similar import; (ii) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (iii) provisions that require that a Party, the Parties, or any committee or team hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, written approval of minutes, or otherwise; and (iv) references to any specific Law or article, section, or other division thereof shall be deemed to include the then-current amendments thereto or any replacement Law thereof. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this PV Agreement.

ARTICLE 2

POLICIES

2.1	Existing Procedures. Each Party shall ensure that its existing procedures for intake, review, and reporting of Adverse Events and Serious Adverse Events comply with ICH Guidance E2A on Clinical Data Safety Data Management.

2.2	Document Maintenance. Each Party shall maintain the original source documents with regard to any Adverse Event, and Serious Adverse Event in accordance with current Law and regulatory requirements of the Regulatory Authority(ies) in its respective territory.

2.3	Information Exchange. The Parties shall exchange Adverse Event and Serious Adverse Event information as set forth in Article 3 and exchange any other safety information as appropriate.

2.4	Review. The Parties shall review this PV Agreement periodically, but in no event less than annually, and revise and/or update it as necessary in order to ensure the complete and timely exchange of safety information.

2.5	Central Database. Company shall maintain a central international Adverse Event database of Adverse Event and Serious Adverse Event reports associated with the Compound or a Covered Product (the “Central Database”). Not later thirty (30) days after the first clinical site initiation of a clinical study of Covered Product, Company shall provide NovaMedica with a copy of Company’s standard operating procedure (“SOP”) for safety-related reporting, including a detailed technical description of any data or information intended for inclusion and storage in, and retrieval from, the Central Database. Company shall periodically, but less than annually, review its SOP to ensure adequacy and compliance with then-applicable United States FDA and EMEA regulatory reporting requirements.

2.6	Data Use. NovaMedica shall have the right to obtain data from the central database within a reasonable time frame to meet requirements for providing such data and information to any Regulatory Authority in the Territory as may be required by Law or as otherwise may be reasonably necessary to comply with requirements of a Regulatory Authority within the Territory.

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ARTICLE 3

ADVERSE EXPERIENCES

3.1	Adverse Event Reporting. With respect to Adverse Events, in the event either Party becomes aware through its own Development or Commercialization activities or receives a report of an Adverse Event from a Third Party, the Party receiving such report shall enter the adverse report information according to SOPs into the Central Database. Company will run periodic safety reports at intervals to be determined and to be shared with NovaMedica. With respect to Serious Adverse Events, in the event either Party becomes aware of through its own Development or Commercialization activities or receives a report of a Serious Adverse Event from a Third Party, the Party receiving such report shall provide initial case notification to the other Party via electronic communication within one (1) calendar day for death and life threatening, and five (5) calendar days for all other, Serious Adverse Event reports. Company shall have the right to review all applicable data, records and reports regarding all Adverse Events and Serious Adverse Events reported by NovaMedica and to fully investigate such Adverse Events and Serious Adverse Events at the sites and locations thereof including conducting such personnel interviews as needed so that Company may comply with applicable regulations by regulatory agencies outside the Territory.

3.2	Reporting Procedures. Procedures regarding initial exchange safety data and frequency thereafter will be determined via the Joint Development Committee in accordance with requirements to support development activities.

3.3	Regulatory Filings in the Territory. With respect to regulatory filings filed by or on behalf of Company (or NovaMedica, as the case may be) in the Territory, the party designated by Company and NovaMedica to report to Regulatory Authorities in the Territory shall be responsible for reporting to such Regulatory Authorities any Adverse Event required to be reported, whether in non-clinical or clinical studies for or during Development or Commercialization of any Covered Product. The filing party shall promptly provide the other party with a complete and true copy of any Adverse Event report filed with a Regulatory Authority within the Territory.

3.4	Communication. Information exchanged by the Parties pursuant to this PV Agreement can be transmitted by a secure internet-based interface, e-mail, facsimile, overnight courier, or any other means the Parties agree. Communications hereunder shall be directed as follows:

If to NovaMedica:

[insert point of contact name and contact information]

If to Company:

[insert point of contact name and contact information]

ARTICLE 4

MISCELLANEOUS

4.1	Term. Following execution, this PV Agreement shall remain in full force and effect until expiration or termination of the TTA, unless terminated earlier by mutual written agreement between the Parties.

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4.2	No Consequential Damages. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES OR SUBLICENSEES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES OR SUBLICENSEES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY BREACH THEREOF.

4.3	Additional Signatories. In the event that NovaMedica shall transfer any rights to Covered Products to a Permitted Transferee, then NovaMedica shall require such Permitted Transferee to become a signatory hereto and subject to the same rights and obligations as NovaMedica hereunder.

4.4	Entire Agreement; Amendments. This PV Agreement, the TTA, and any other agreement appended thereto as a schedule or exhibit, constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings, and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification, or amendment of any provision of this PV Agreement shall be valid or effective unless made in a writing referencing this PV Agreement and signed by a duly authorized officer of each Party.

4.5	Captions. The captions to this PV Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions hereof.

4.6	Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this PV Agreement for the time and to the extent such failure or delay is caused by acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, default by suppliers or unavailability of raw materials, governmental acts or restrictions, or any other reason which is beyond the control of the respective Party.

4.7	Governing Law. This PV Agreement shall be governed by and interpreted in accordance with the Laws of the State of Delaware, U.S.A., excluding the application of any conflict of laws principles that would require application of the Law of another jurisdiction.

4.8	Waiver. A waiver by either Party of any of the terms and conditions of this PV Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations, and agreements contained in this PV Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation, or agreement of either Party.

4.9

Severability. When possible, each provision of this PV Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this PV Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this PV Agreement. The Parties shall make a good faith effort to replace the

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invalid or unenforceable provision with a valid one that in its economic effect is most consistent with the invalid or unenforceable provision.

4.10	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile copy of this Agreement, including the signature pages, will be deemed an original.

IN WITNESS WHEREOF, the Parties have caused this PV Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.

[Insert Company Name]	NovaMedica LLC

By:	By:

Name:	Name:

Title:	Title:

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Schedule 6 – Assignment and Assumption Agreement

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